As filed with the Securities and Exchange Commission on April 27, 2004
Registration No. 333-111813

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gaylord Entertainment Company

(and certain of its wholly owned subsidiaries identified on the following page)
(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-0664379
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

One Gaylord Drive

Nashville, Tennessee 37214
(615) 316-6000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Carter R. Todd, Esq.

Senior Vice President, Secretary and General Counsel
Gaylord Entertainment Company
One Gaylord Drive
Nashville, TN 37214
(615) 316-6000
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

Copy to:

F. Mitchell Walker, Jr., Esq.

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

RISK FACTORS
RECENT DEVELOPMENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EX-5.1 OPINION OF BASS, BERRY & SIMS PLC

TABLE OF ADDITIONAL REGISTRANTS*

	State or Other	Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
Exact Name of Registrant as Specified in its	Incorporation or	Classification Code	Identification
Charter or Organizational Document*	Organization	Number	Number

CCK Holdings, LLC	Delaware	7990	02-0689400
Corporate Magic, Inc.	Texas	7990	75-2620110
Gaylord Creative Group, Inc.	Delaware	7990	62-1673308
Gaylord Hotels, LLC	Delaware	7011	11-3689948
Gaylord Investments, Inc.	Delaware	7990	62-1619801
Gaylord Program Services, Inc.	Delaware	7990	92-2767112
Grand Ole Opry Tours, Inc.	Tennessee	7990	62-0882286
OLH, G.P	Tennessee	7990	62-1586927
OLH Holdings, LLC	Delaware	7990	11-3689947
Opryland Attractions, Inc.	Delaware	7990	62-1618413
Opryland Hospitality, LLC	Tennessee	7011	62-1586924
Opryland Hotel-Florida Limited Partnership	Florida	7011	62-1795659
Opryland Hotel-Texas Limited Partnership	Delaware	7011	62-1798694
Opryland Hotel-Texas, LLC	Delaware	7011	11-3689950
Opryland Productions, Inc.	Tennessee	7990	62-1048127
Opryland Theatricals, Inc.	Delaware	7990	62-1664967
Wildhorse Saloon Entertainment Ventures, Inc.	Tennessee	7990	62-1706672
ResortQuest International, Inc.	Delaware	6531-08	62-1750352
Abbott & Andrews Realty, LLC	Florida	6531-08	65-1176006
Abbott Realty Services, Inc.	Florida	6531-08	58-1775514
Abbott Resorts, LLC	Florida	6531-08	65-1176000
Accommodations Center, Inc.	Colorado	6531-08	84-1204561
Advantage Vacation Homes by Styles, LLC	Florida	6531-08	14-1873132
B&B on the Beach, Inc.	North Carolina	6531-08	56-1802086
Base Mountain Properties, Inc.	Delaware	6531-08	82-0534861
Bluebill Properties, LLC	Florida	6531-08	65-1175994
Brindley & Brindley Realty & Development, Inc.	North Carolina	6531-08	56-1491059
Coastal Real Estate Sales, LLC	Florida	6531-08	33-1047660
Coastal Resorts Management, Inc.	Delaware	6531-08	51-0377887
Coastal Resorts Realty, LLC	Delaware	6531-08	51-6000279
Coates, Reid & Waldron, Inc.	Delaware	6531-08	84-1509467
Collection of Fine Properties, Inc.	Colorado	6531-08	84-1288764
Columbine Management Company	Colorado	6531-08	84-0912550
Cove Management Services Inc.	California	6531-08	95-3866031
CRW Property Management, Inc.	Delaware	6531-08	84-1509471
Exclusive Vacation Properties, Inc.	Delaware	6531-08	84-1569208
First Resort Software, Inc.	Colorado	6531-08	84-0996530
High Country Resorts, Inc.	Delaware	6531-08	84-1509478
Houston and O’Leary Company	Colorado	6531-08	84-1035054
K-T-F Acquisition Co.	Delaware	6531-08	75-3013706
Maui Condominium and Home Realty, Inc.	Hawaii	6531-08	99-0266391
Mountain Valley Properties, Inc.	Delaware	6531-08	62-1863208
Office and Storage LLC	Hawaii	6531-08	22-0558755

	State or Other	Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
Exact Name of Registrant as Specified in its	Incorporation or	Classification Code	Identification
Charter or Organizational Document*	Organization	Number	Number

Peak Ski Rentals LLC	Colorado	6531-08	84-1248929
Plantation Resort Management, Inc.	Delaware	6531-08	63-1209112
Priscilla Murphy Realty, LLC	Florida	6531-08	14-1873125
R&R Resort Rental Properties, Inc.	North Carolina	6531-08	56-1555074
REP Holdings, Ltd.	Hawaii	6531-08	99-0335453
Resort Property Management, Inc.	Utah	6531-08	87-0411513
Resort Rental Vacations, LLC	Tennessee	6531-08	71-0896813
ResortQuest Hawaii, LLC	Hawaii	6531-08	13-4207830
ResortQuest Hilton Head, Inc.	Delaware	6531-08	57-0755492
ResortQuest Southwest Florida, LLC	Delaware	6531-08	62-1856796
Ridgepine, Inc.	Delaware	6531-08	93-1260694
RQI Holdings, Ltd.	Hawaii	6531-08	03-0530842
Ryan’s Golden Eagle Management, Inc.	Montana	6531-08	81-0392278
Scottsdale Resort Accommodations, Inc.	Delaware	6531-08	86-0960835
Steamboat Premier Properties, Inc.	Delaware	6531-08	84-1591074
Styles Estates, LLC	Florida	6531-08	14-1873135
Telluride Resort Accommodations, Inc.	Colorado	6531-08	84-1262479
Ten Mile Holdings, Ltd.	Colorado	6531-08	84-1225208
THE Management Company	Georgia	6531-08	58-1710389
The Maury People, Inc.	Massachusetts	6531-08	22-3079376
The Tops’l Group, Inc.	Florida	6531-08	59-3450553
Tops’l Club of NW Florida, LLC	Florida	6531-08	65-1176005
Trupp-Hodnett Enterprises, Inc.	Georgia	6531-08	58-1592548

*	Address and telephone numbers of the principal executive offices of each of the registrants listed above are the same as that of Gaylord.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2004

PROSPECTUS

One Gaylord Drive

Nashville, TN 37214
(615) 316-6000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

We may from time to time sell up to $500,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	guarantees of our obligations under our debt securities, if any;

•	shares of our preferred stock, par value $0.01 per share, in one or more series;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase our common stock; or

•	any combination of the foregoing.

          We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest in our securities.

            See “Risk Factors” beginning on page 1 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

          Our common stock is traded on the New York Stock Exchange under the symbol “GET.”

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

          This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                     , 2004.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus and incorporated or deemed to be incorporated by reference before buying securities in this offering. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Relating to the Business of Gaylord

The successful implementation of our business strategy depends on our ability to generate cash flows from our existing operations and our new Texas hotel and other factors.

      We have refocused our business strategy on the development of additional resort and convention center hotels in selected locations in the United States; on our attractions properties, including the Grand Ole Opry, which are focused primarily on the country music genre; and our recently acquired ResortQuest vacation rental and property management business. The success of our future operating results depends on our ability to implement our business strategy by successfully operating Gaylord Opryland and the Gaylord Palms and successfully operating the Gaylord Texan, which we opened on April 2, 2004, and by further exploiting our attractions assets and our vacation rental business. Our ability to do this depends upon many factors, some of which are beyond our control. These include:

•	our ability to achieve positive cash flow from operations of our new Gaylord Texan within the anticipated ramp-up period;

•	our ability to generate cash flows from existing operations;

•	our ability to hire and retain hotel management, catering and convention-related staff for our hotels and staff for our vacation rental offices;

•	our ability to capitalize on the strong brand recognition of certain of our Opry and Attractions assets; and

•	the continued popularity and demand for country music.

      If we are unable to successfully implement the business strategies described above, our cash flows and net income may be reduced.

Our hotel and convention business and our vacation rental and property management business are subject to significant market risks.

      Our ability to continue to successfully operate the Gaylord Opryland, the Gaylord Palms, and the new Gaylord Texan, and to operate our ResortQuest vacation rental business, is subject to factors beyond our control which could reduce the revenue and operating income of these properties. These factors include:

•	the desirability and perceived attractiveness of the Nashville, Tennessee area; the Orlando, Florida area; and the Dallas, Texas area as tourist and convention destinations;

•	adverse changes in the national economy and in the levels of tourism and convention business that would affect our hotels or vacation rental properties we manage;

•	the hotel and convention business is highly competitive, and Gaylord Palms and our new Gaylord Texan hotel are operating in extremely competitive markets for convention and tourism business;

•	our group convention business is subject to reduced levels of demand during the year-end holiday periods, and we may not be able to attract sufficient general tourism guests to offset this seasonality; and

•	the vacation rental and property management business is highly competitive and has low barriers to entry, and we compete primarily with local vacation rental and property management companies located in its markets, some of whom are affiliated with the owners or operators of resorts where these competitors provide their services or which may have lower cost structures and may provide their services at lower rates.

Our recent acquisition of ResortQuest International, Inc., which we completed on November 20, 2003, involves substantial risks.

      The ResortQuest acquisition involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the ResortQuest acquisition and the integration of the two companies’ operations could harm the business, results of operations, financial condition or prospects of the combined company. In addition, we may be unable to achieve the anticipated cost savings from the ResortQuest acquisition for many reasons. Gaylord and ResortQuest have incurred substantial expenses, such as legal, accounting and financial advisor fees, in connection with the acquisition.

Unanticipated costs of hotels we open in new markets may reduce our operating income.

      As part of our growth plans, we may open or acquire new hotels in geographic areas in which we have little or no operating experience and in which potential customers may not be familiar with our business. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. Even though we may incur substantial additional costs with these new hotel properties, they may attract fewer customers than our existing hotels. As a result, the results of operations at new hotel properties may be inferior to those of our existing hotels. The new hotels may even operate at a loss. Even if we are able to attract enough customers to our new hotel properties to operate them at a profit, it is possible that those customers could simply be moving future meetings or conventions from our existing hotel properties to our new hotel properties. Thus, the opening of a new hotel property could reduce the revenue of our existing hotel properties.

Our hotel development is subject to timing, budgeting and other risks.

      We intend to develop additional hotel properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	construction defects or noncompliance with construction specifications;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could delay the development of a project;

•	the availability and cost of capital; and

•	governmental restrictions on the nature or size of a project or timing of completion.

      In particular, the terms of our new revolving credit facility require us to achieve substantial completion and initial opening of the Gaylord Texan by June 30, 2004. The Gaylord Texan opened on April 2, 2004. Our development projects may not be completed on time or within budget.

Our real estate investments are subject to numerous risks.

      Because we own hotels and attractions properties, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our operating income will be reduced.

Our hotel and vacation rental properties are concentrated geographically and our revenues and operating income could be reduced by adverse conditions specific to our property locations.

      Our existing hotel properties are located predominately in the southeastern United States. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in the Southeast. In addition, our ResortQuest vacation rental business manages properties that are significantly concentrated in beach and island resorts located in Florida and Hawaii and mountain resorts located in Colorado. Adverse events or conditions which affect these areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, may have an adverse impact on our ResortQuest operations.

Hospitality companies have been the target of class actions and other lawsuits alleging violations of federal and state law.

      Our operating income may be reduced by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of hospitality companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time, and we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business.

Our properties are subject to environmental regulations that could impose significant financial liability on us.

      Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in the properties we currently own or operate or those we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

Any failure to attract, retain and integrate senior and managerial level executives could negatively impact our operations and development of our properties.

      During 2001, we appointed a new Chairman and a new Chief Executive Officer and had numerous changes in senior management. Our future performance depends upon our ability to attract qualified senior executive, retain their services, and integrate them into our business. Our future financial results also will depend upon our ability to attract and retain highly skilled managerial and marketing personnel in our different areas of operation. Competition for qualified personnel is intense and is likely to increase in the future. We compete for qualified personnel against companies with significantly greater financial resources than ours.

We have certain minority equity interests over which we have no significant control, to or for which we may owe significant obligations and for which there is no market, and these investments may not be profitable.

      We have certain minority investments which are not liquid and over which we have no rights, or ability, to exercise the direction or control of the respective enterprises. These include our equity interests in Viacom, Bass Pro and the Nashville Predators. When we make these investments, we sometimes extend guarantees related to such investments. For example, in connection with our investment in the Nashville Predators, we agreed to guarantee, severally and jointly with other investors, up to $15.0 million of specified obligations. The ultimate value of each of these investments will be dependent upon the efforts of others over an extended period of time. The nature of our interests and the absence of a market for those interests restricts our ability to dispose of them. Our lack of control over the management of these businesses and the lack of a market to sell our interest in these businesses may cause us to recognize a loss on our investment in these businesses. In addition, we may enter into joint venture arrangements. These arrangements are subject to uncertainties and risks, including those related to conflicting joint venture partner interests and to our joint venture partners failing to meet their financial or other obligations.

We are subject to risks relating to acts of God, terrorist activity and war.

      Our operating income may be reduced by acts of God, such as natural disasters or acts of terror, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

We face risks related to an SEC investigation.

      In March 2003, we restated our historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to our income tax accrual and a change in the manner in which we accounted for our investment in the Nashville Predators. We have been advised by the SEC staff that it is conducting a formal investigation into the financial results and transactions that were the subject of our restatement. The SEC staff is reviewing documents provided by us and our independent accountants and has taken or will take testimony from former and current employees of the Company. We have been cooperating with the SEC staff and intend to continue to do so. Nevertheless, if the SEC makes a determination adverse to us, we may face sanctions, including, but not limited to, monetary penalties and injunctive relief.

The hospitality industry and the vacation and property management industry are heavily regulated, including with respect to food and beverage sales, real estate brokerage licensing, employee relations and construction concerns, and compliance with these regulations could increase our costs and reduce our revenues and profits.

      Our hotel operations are subject to numerous laws, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of premises. Our vacation rental operations are also subject to licensing requirements applicable to real estate operations, laws and regulations relating to consumer protection and local ordinances. We are also subject to laws regulating our relationship with our employees in areas such as hiring and firing, minimum wage and maximum working hours, overtime and working conditions. The success of expanding our hotel operations also depends upon our obtaining necessary building permits and zoning variances from local authorities. Compliance with these laws is time intensive and costly and may reduce our revenues and operating income.

If vacation rental property owners do not renew a significant number of property management contracts, revenues and operating income from our ResortQuest vacation rental business would be reduced.

      Through our ResortQuest vacation rental business, we provide rental and property management services to property owners pursuant to management contracts, which generally have one-year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. If property owners do not renew a significant number of management contracts or if we are unable to attract additional property owners, revenues and operating income for our ResortQuest business may be reduced. In addition, although most of its contracts are exclusive, industry standards in certain geographic markets dictate that rental services be provided on a non-exclusive basis.

You are unlikely to be able to seek remedies against Arthur Andersen LLP, ResortQuest’s former independent auditor.

      ResortQuest’s consolidated financial statements as of and for the fiscal years ended December 31, 2000 and December 31, 2001 were audited by Arthur Andersen LLP, ResortQuest’s former independent auditor. In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents. As a result of its conviction, Arthur Andersen has ceased operations and is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen has not reissued its reports and because ResortQuest is not able to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by its previously issued reports. Even if you have a basis for asserting a remedy against, or seeking to recover from, Arthur Andersen, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen.

Risks Relating to Our Leveraged Capital Structure

Our substantial debt could reduce our cash flow and limit our future business activities and prevent us from fulfilling our obligations under our debt securities or the terms of our preferred stock.

      We have now, and will continue to have after the offering of securities under this prospectus, a significant amount of debt. As of December 31, 2003, we had $548.8 million of total debt, exclusive of our $613.1 million secured forward exchange contract, and stockholders’ equity of $904.5 million. Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the hospitality industry, which may place us at a competitive disadvantage compared with competitors that are less leveraged;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

      In addition, the terms of our Nashville hotel loan, our new revolving credit facility and the indenture governing our 8% senior notes allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage. Our substantial leverage is evidenced by our earnings being insufficient to cover fixed charges for certain periods. Our earnings were insufficient to cover fixed charges by $71.8 million, $37.8 million and $167.3 for the years ended December 31, 2003, 2001 and 2000, respectively.

Although unsecured debt securities issuable hereunder may be referred to as senior notes, they are effectively subordinated to our and the subsidiary guarantors’ secured debt and the liabilities of our non-guarantor subsidiaries.

      Debt securities we may issue hereunder, and any guarantee of the debt securities, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the debt securities we may issue pursuant to this prospectus. As of December 31, 2003, we had $548.8 million of debt outstanding, (exclusive of our $613.1 million secured forward exchange contract) $200.1 million of which was secured debt effectively senior to any debt securities issued hereunder, and up to $88.7 million of additional availability under our new revolving credit facility. Debt securities issued hereunder will be effectively subordinated to our Nashville hotel loans and any borrowings under our new revolving credit facility (which currently has approximately $89.7 million of availability) and our other secured debt. The terms of the indenture governing the notes allows us to incur substantial amounts of additional secured debt. In addition, the debt securities are effectively subordinated to the liabilities of our non-guarantor subsidiaries.

Even if debt securities issued hereunder are the subject of subsidiary guarantees, not all of our subsidiaries would guarantee any debt securities issued hereunder, the assets of our non-guarantor subsidiaries may not be available to make payments on the debt securities, and the debt securities would be effectively subordinated to the debt and other liabilities of our non-guarantor subsidiaries, which amount was $249.1 million at December 31, 2003.

      Even if debt securities issued hereunder are the subject of subsidiary guarantees, not all of our subsidiaries would guarantee debt securities issued hereunder. In particular, our subsidiary that incurred our Nashville hotel loan, and certain affiliates thereof, and all of our future unrestricted subsidiaries will not guarantee, the debt securities issued hereunder. Payments on debt securities issued under this prospectus are only required to be made by us and any subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the debt securities, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In 2003, our non-guarantor subsidiaries had revenues of $215.3 million, or 48.0% of our consolidated 2003 revenues, and a loss from continuing operations before income taxes of $8.8 million. Similarly, at December 31, 2003, our non-guarantor subsidiaries had total assets of $511.4 million.

      In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the debt securities guaranteed by our subsidiaries that are co-registrants hereunder are effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of December 31, 2003, our non-guarantor subsidiaries had $249.1 million of debt and other liabilities (excluding intercompany liabilities).

Gaylord Entertainment Company is a holding company and depends upon its subsidiaries’ cash flow to meet its debt service obligations.

      Gaylord Entertainment Company is a holding company, and it conducts a substantial portion of its operations through its subsidiaries. As a result, its ability to meet its debt service obligations, including its obligations under debt securities it issues, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to Gaylord Entertainment Company may be subject to regulatory or contractual restrictions.

To service our debt, we will require a significant amount of cash, which may not be available to us.

      Our ability to make payments on, or repay or refinance, our debt, including any debt securities we may issue hereunder, and to fund planned capital expenditures will depend largely upon our future operating performance and our ability to generate cash from operations. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants and certain financial ratios in our Nashville hotel loan and our new revolving credit facility and our other debt agreements, including the indenture governing our 8% senior notes due 2013 and other agreements we may enter into in the future. Our business may not generate sufficient cash flow from operations or we may not have future borrowings available to us under our new revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs.

Prior to repayment of the debt securities, we will be required to refinance our Nashville Hotel loan and our new revolving credit facility, which may hinder our ability to repay the debt securities

      Prior to repayment of the debt securities, we will be required to refinance our Nashville hotel loan ($199.2 million outstanding as of December 31, 2003), which matures in 2005, subject to extension to 2006, and our new revolving credit facility which matures in 2006. We cannot assure you that we will be able to refinance any of our debt, including our Nashville hotel loan and our new revolving credit facility or finance the deferred taxes on our Viacom stock on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

      Our credit agreements, the indenture governing our 8% senior notes and the indenture governing any debt securities we issue may restrict, or market or business conditions may limit, our ability to do some of these things.

      In addition, our Nashville hotel loan contains a cash management restriction that is triggered if the debt service coverage ratio for cash flow from our Nashville hotel operations falls below 1.25:1. If the cash management restriction is triggered, our liquidity would be affected, as all excess cash from the Nashville hotel property, defined as cash after payment of principal and interest, certain reserves, and cash sufficient to cover operating expenses, would be applied to repay principal on the Nashville hotel loan. In such event, we would not have access to this cash amount to use for other purposes, such as payment of interest on any debt securities offered hereunder. In addition, our Nashville hotel loan requires that the debt service coverage ratio be at a minimum 1.49:1 to allow us to exercise our option to extend the maturity of the loan to March 2006. There can be no assurance that we will meet that ratio at December 31, 2004 to enable us to exercise the second extension of the maturity of the loan to March 2006.

Prior to the repayment of any debt securities, we will be required to incur additional debt to pay deferred taxes relating to shares of Viacom stock that we own, which could hinder our ability to repay any such debt securities.

      During May 2000, we entered into a secured forward exchange contract with an affiliate of Credit Suisse First Boston with respect to 10.9 million shares of Viacom stock. At the expiration of the secured forward exchange contract in May of 2007, we may, at our option, elect to pay the balance of the contract in cash rather than by delivery of all or a portion of the Viacom stock. If we elect to pay in cash, we will be required to incur additional debt or use cash on hand to pay the deferred tax payable at that time, which we estimate to be $156.0 million. If we are unable to finance the deferred taxes of the Viacom stock on commercially reasonable terms and if there is insufficient cash on hand, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure our other indebtedness.

      Our credit agreement and the indenture governing our 8% senior notes due 2013 may restrict, or market or business conditions may limit, our ability to do some of these things

The agreements governing our debt, including our 8% senior notes due 2013 and our senior secured loans, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt.

      Our existing agreements, including our new revolving credit facility, our Nashville hotel loan and our 8% senior notes, impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including minimum consolidated net worth, minimum interest coverage ratio and maximum leverage ratios, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock to our stockholders or repurchase our stock;

•	make certain investments;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	pay dividends and make other distributions from our subsidiaries to us.

      These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

      Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Any subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.

      Any subsidiary guarantees of our debt securities may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the guarantors’ unpaid creditors.

      Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•	in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt);

as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes or shareholder distribution statute, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

      If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be Gaylord Entertainment Company’s creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee may constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We may be unable to make a change of control offer required by the indenture governing our 8% senior notes due 2013, which would cause defaults under the indenture governing the 8% senior notes, our new revolving credit facility and our other financing arrangements.

      The terms of our outstanding 8% senior notes require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of the purchase. The terms of our new revolving credit facility may require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the 8% notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new revolving credit facility and other financing agreements will not allow the repurchases. In addition, it is not certain whether we will be required to make a change in control offer to repurchase the notes for certain asset sales, because the meaning of “substantially all” assets is not established under applicable law. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the company and its subsidiaries taken as a whole to another person or group may be uncertain.

Other Risks Related to an Investment in Our Securities

The market price for our common stock, or other equity securities we may issue, may be volatile and fluctuations in our operating results and other factors may result in decreases in our stock price, or other equity securities we may issue.

      In recent periods, there has been significant volatility in the market price for our publicly traded common stock. In addition, the market price of our publicly traded equity securities could fluctuate substantially in the future in response to a number of factors, including the following:

•	our quarterly operating results or the operating results of other hospitality companies;

•	changes in general conditions in the economy, the financial markets or the hospitality or vacation rental industry;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	increases in labor and other costs; and

•	natural disasters, riots terrorist attacks or other developments affecting us or our competitors.

      In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

ERISA plan fiduciaries must consider certain factors before investing.

      Depending upon the particular circumstances of the plan, an investment in our securities may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively, “IRAs”). The Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. In deciding whether to purchase any of our securities, a fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (an “ERISA Plan”), in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transactions rules of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and the effect of the “plan asset” regulations issued by the U.S. Department of Labor.

Our certificate of incorporation and bylaws and Delaware law could make it difficult for a third party to acquire our company.

      The Delaware General Corporation Law (“DGCL”) and our certificate of incorporation and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions:

•	authorize us to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	provide that directors may only be removed with cause by the affirmative vote of at least a majority of the votes of shares entitled to vote thereon;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that special meetings of stockholders may be called only by our chairman or by a majority of the members of our board of directors;

•	impose restrictions on ownership of our common stock by non-United States persons due to our ownership of a radio station; and

•	prohibit shareholder actions taken on written consent.

      We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Together, these provisions of our certificate of incorporation and bylaws and Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for publicly traded equity securities, and also could limit the price that investors are willing to pay in the future for shares of our publicly traded equity securities. We have considered other measures such as adoption of a stockholder rights plan. Although we have not adopted such a plan to date, we may do so in the future.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

      Our board of directors has the power to issue up to 100.0 million shares of preferred stock without any action on the part of our stockholders. As of April 7, 2004, we had no shares of preferred stock outstanding. Our board of directors also has the power, without stockholder approval, to set the terms of any new series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue additional shares of preferred stock in the future that have preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.

      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

RECENT DEVELOPMENTS

      Gaylord Texan. Our new Gaylord Texan Resort & Convention Center opened on schedule and on budget on April 2, 2004.

      Our Board of Directors. On April 5, 2004, we announced that we had elected Michael I. Roth as a new member of our board of directors and that Christine Gaylord Everest and Martin C. Dickinson resigned from their board duties effective immediately. Mr. Roth serves as chairman of the board and chief executive officer of Mutual of New York (MONY) Group Inc., a financial services holding company.

      Expected First Quarter 2004 Results. Our first quarter ended on March 31, 2004. For that period, we expect our revenues to be in the range of $158 million to $160 million; Adjusted EBITDA to be in the range of $5.6 million to $6.5 million; net loss to be in the range of $20.5 million to $19.5 million; and net loss per diluted share to be in the range of $0.52 to $0.49. Pre-opening costs for the recently opened Gaylord Texan are estimated to be $10.7 million to $10.8 million for the quarter. Our anticipated results reflect an improving travel environment during the quarter. We also expect hospitality RevPAR for the first quarter of 2004 compared to the same period in the prior year to decline approximately 8.5 percent, which is ahead of our previously stated guidance range of a decline of 10 to 12 percent. This performance is due to better than expected group attendance and transient demand at our Gaylord Hotels. In addition, our Gaylord Hotels booked 262,000 net definite room nights for future periods, an increase of 40 percent over the same period last year. We calculate RevPAR (revenue per available room) by dividing room sales for comparable properties by room nights available to guests for the period. Although we have not completed all of the procedures that we normally follow to present a completed quarter’s financial results, the estimated results presented represent our good faith assessment of the results we will report for the first quarter based upon the work we have performed to date in preparing those results. Our assessment is based upon the preliminary financial information assembled by our management, which has not been finalized. We currently expect that we will announce our first quarter results on May 4, 2004.

      Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is presented herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the Viacom stock we own and our secured forward exchange contract, restructuring charges, gains on the sale of assets, and impairment and other charges. The calculation of Adjusted EBITDA excludes the net impact related to changes in fair value of the Viacom stock we own as well as the changes in fair value of the derivatives associated with the secured forward exchange contract relating to that stock. In accordance with generally accepted accounting principles, these changes are not included in determining our operating income (loss). Although we recognize changes in the fair value of these items on an ongoing basis in our income statement, the secured forward exchange contract protects us against decreases in the fair market value of the Viacom stock. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating

Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented below:

Reconciliation Of Estimated Adjusted EBITDA To Estimated Net Income

(in millions)

	Quarter Ended
	March 31, 2004
	Estimated

	Low	High

Estimated Revenue	$158.0	$160.0

Estimated Net Loss	$(20.5)	$(19.5)
Estimated Provision (benefit) for income taxes	(11.9)	(11.6)
Estimated Other (gains) and losses	(0.9)	(0.9)
Estimated Unrealized (gain) loss on Viacom Stock	56.9	56.9
Estimated Unrealized (gain) loss on derivatives	(44.4)	(44.4)
Estimated Interest expense	10.2	9.7
Estimated Interest income	(0.4)	(0.4)

Estimated Operating Loss	(11.0)	(10.2)
Estimated depreciation & amortization	16.6	16.7

Estimated Adjusted EBITDA	$5.6	$6.5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 2lE of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	the potential adverse effect of our debt on our cash flow and our ability to fulfill our obligations under the notes;

•	the availability of debt and equity financing on terms that are favorable to us;

•	the challenges associated with the integration of ResortQuest’s operations into our operations;

•	general economic and market conditions and economic and market conditions related to the hotel and large group meetings and convention industry;

•	the timing, budgeting and other factors and risks relating to new hotel development, including our ability to generate cash flows from our new hotel in Grapevine, Texas;

•	our restatement of our financial results and the related SEC investigation;

•	the possibility that an active market may not develop for the securities we sell pursuant to this prospectus and therefore hinder your ability to liquidate your investment; and

•	other risks that are described in “Risk Factors.”

      Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000

      This prospectus, which is part of the registration statement, omits some of the information included in the registration statement as permitted by the rules and regulations of the Commission. As a result, statements made in this prospectus as to the contents of any contract or other document are not necessarily complete. You should read the full text of any contract or document filed as an exhibit to the registration statement for a more complete understanding of the contract or document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, meaning that we can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our company and its finances.

•	Gaylord’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004, as amended by Forms 10-K/A filed with the SEC on April 7, 2004 and April 20, 2004

•	The description of Gaylord’s common stock set forth in Gaylord’s Form 10/A-3, filed on August 29, 1997, and as updated in Item I on Gaylord’s Schedule 14A, filed on April 5, 2001

      We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the date the offering is terminated.

      Information furnished under Items 9 and 12 of our Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus and the registration statement.

      We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214 (telephone (615) 316-6000). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. See also “Where You Can Find Additional Information.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A SUPPLEMENT HERETO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

THE COMPANY

General

      We are the only hospitality company whose stated primary focus is the large group meetings segment of the lodging market. Our hospitality business includes our Gaylord branded hotels consisting of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, the Gaylord Palms Resort & Convention Center near Orlando, Florida and the Gaylord Texan Resort & Convention Center near Dallas, Texas. We also own and operate the Radisson Opryland Hotel in Nashville, Tennessee. Driven by our “All in One Place” strategy, our award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for our convention guests. In addition, our custom-tailored, all-inclusive solutions cater to the unique needs of meeting planners.

      In order to strengthen and diversify our hospitality business, on November 20, 2003, we acquired ResortQuest International, Inc. in a stock-for-stock transaction. ResortQuest is a leading provider of vacation condominium and home rental property management services in premier destination resort locations in the United States and Canada (based on the number of units it manages). This branded network of vacation rental properties currently offers management services to approximately 19,300 vacation rental properties, approximately 17,800 of which are under exclusive management contracts and approximately 1,500 of which are under non-exclusive management contracts.

      We also own and operate several attractions in Nashville, including the Grand Ole Opry, a live country music variety show, which is the nation’s longest running radio show and an icon in country music. Our local Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Nashville hotel and convention guests, while adding to our destination appeal.

      Our operations are organized into four principal business segments: (i) Hospitality, which includes our hotel operations; (ii) Opry and Attractions, which includes our Nashville attractions and assets related to the Grand Ole Opry; (iii) ResortQuest, which provides vacation condominium and home rental management services and (iv) Corporate and Other, which includes corporate expenses and results from our minority investments.

      Our operations are administered through 83 wholly-owned subsidiaries, 52 of which were recently acquired in connection with the ResortQuest acquisition. Sixty-nine of our 83 wholly-owned subsidiaries are guarantors of our 8% senior notes and our new revolving credit facility, including the two subsidiaries which own our Gaylord Palms and Gaylord Texan hotels. Four of the remaining 14 subsidiaries participate in our Nashville hotel loan, including the subsidiary that operates our Gaylord Opryland hotel. The remaining ten subsidiaries have little or no operations or assets.

Address and Telephone Number

      Our executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214. Our telephone number is (615) 316-6000. Our website address is http://www.gaylordentertainment.com. Information on our website is not a part of this prospectus.

USE OF PROCEEDS

      Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges below is computed by dividing (a) the sum of income from continuing operations before income taxes, plus fixed charges, plus amortization of capitalized interest, less interest capitalized, by (b) fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. For the years ended December 31, 2003, 2001 and 2000, earnings were insufficient to cover fixed charges. The amount of earnings needed to cover fixed charges were $71.8 million, $37.8 million and $167.3 million for the years ended December 31, 2003, 2001 and 2000, respectively.

	2003	2002	2001	2000	1999

Other Financial Data
Ratio of earnings to fixed charges	—	1.12x	—	—	28.03x

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

      We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $500,000,000 in aggregate offering price of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees of our obligations under the debt securities;

•	shares of our preferred stock, par value $0.01 per share, in one or more classes or series;

•	shares of our common stock, par value $0.01 per share, in one or more classes;

•	warrants to purchase our common stock; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

      We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the guarantees, the preferred stock, the common stock and the warrants are collectively referred to herein as the “Securities.” When a particular series of Securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered Securities.

DESCRIPTION OF DEBT SECURITIES

      We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

      The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement). In the event of any discrepancy or conflict between the terms of a particular series of debt securities as set forth in a prospectus supplement and the terms described in this prospectus, the terms set forth in the prospectus supplement will govern such series.

      We can issue an unlimited amount of debt securities under the indenture. Such debt securities may be issued in one or more series, with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officer’s certificate related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either (a) one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or (b) a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

      Unless otherwise provided by the terms of an applicable series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      Unless otherwise provided by the terms of an applicable series of debt securities, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

      Unless otherwise provided by the terms of an applicable series of debt securities, an “Event of Default” means any of the following with respect to a series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable for 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, if any, when and as due in respect of any debt security of that series;

•	certain defaults under certain of our and our subsidiaries’ mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any debt for money borrowed;

•	certain events of bankruptcy, insolvency or reorganization of ours; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least a 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      Unless otherwise provided by the terms of an applicable series of debt securities, we may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of a series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

      The conditions include:

•	depositing with the trustee cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

      “Government Securities” means, securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), and additionally, in respect of any Series of Securities denominated in other than United States dollars, securities issued or directly and fully guaranteed or insured by the government in whose currencies such Series of Securities are denominated (which in the case of the Euro shall be deemed to include any government whose functional currency is the Euro).

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF GUARANTEES

      Our wholly owned subsidiaries listed as co-registrants on our registration statement may in whole or in part enter into guarantees of our obligations under the debt securities on terms which will be described in any applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

      The summaries of selected provisions of our common stock and preferred stock are subject to, and are qualified entirely by, the provisions of our certificate of incorporation, bylaws and debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our certificate of incorporation, bylaws and debt agreements. The applicable prospectus supplement may also contain a summary of selected provisions of our preferred stock, common stock and debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

      We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue 100 million shares of preferred stock. As of December 31, 2003, no shares of our preferred stock were outstanding. The Gaylord board of directors, without further action by the stockholders, are authorized to issue up to 100 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions.

      The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates payable with respect to the shares;

•	any voting rights;

•	the terms and conditions upon which the preferred stock is convertible or exchangeable, if it is convertible or exchangeable;

•	any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

•	any additional preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption.

      All shares of preferred stock offered will, when issued against payment of the consideration payable therefor, be fully paid and non-assessable.

DESCRIPTION OF COMMON STOCK

      We summarize below some of the provisions that will apply to the common stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock will be contained in the applicable prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue up to 150 million shares of common stock. As of April 1, 2004, 39,508,277 shares of our common stock were outstanding. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. There are no cumulative voting rights and holders of common stock do not have preemptive rights. All issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose. Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

Impact of Preferred Stock Issuances on Common Stock

      Our board of directors, without further action by the stockholders, is authorized to issue up to 100,000,000 shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions. The rights of the holders of our common stock are subject to, and may be affected adversely by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

      We have appointed SunTrust Bank, Atlanta, Georgia as the Transfer Agent and Registrar for our common stock.

Redemption Provision

      Applicable law requires that the total percentage of shares of our capital stock owned of record or voted by non-United States persons or entities shall not exceed 25% and contains certain other restrictions on stock ownership. Under Article IV(D) of the certificate of incorporation, we have the right to prohibit the ownership or voting, or to redeem outstanding shares, of our capital stock if the board of directors determines that such prohibition or redemption is necessary to prevent the loss or secure the reinstatement of any governmental license or franchise held by us or to otherwise comply with the Communications Act of 1934 or any other similar legislation affecting us.

The Delaware Business Combination Act

      We are a Delaware corporation and are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 provides that a Delaware corporation may not, for a period of three years, engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an “interested stockholder” (defined generally as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s outstanding voting stock) unless: (a) the transaction resulting in a person’s becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by certain persons) in the same transaction that makes it an interested stockholder or (c) the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

Certain Certificate of Incorporation and Bylaw Provisions

General

      Certain provisions of the certificate of incorporation and our bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions described below, which may involve an actual or threatened change of control. The provisions are designed to reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. Our board of directors believes that, as a general rule, such takeover proposals would not be in the best interests of our company and our stockholders.

Special Meetings of Stockholders; Action by Written Consent

      The certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and prohibits action by written consent in lieu of a meeting. The certificate of incorporation provides that special meetings of stockholders may be called only by the Chairman or by a majority of the members of our board of directors. This provision will make it more difficult for stockholders to take action opposed by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

      The bylaws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders’ annual meetings. These limitations on stockholder proposals do not restrict a stockholder’s right to include proposals in our annual meeting proxy materials pursuant to rules promulgated under the Exchange Act. The purpose of requiring advance notice is to afford our board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about those matters.

Certificate of Incorporation and Bylaws Amendments

      The certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock in order to amend certain of its provisions, including any provisions concerning (a) the election and removal of directors, (b) the amendment of the bylaws, (c) any proposed compromise or arrangement between us and our creditors, (d) the withholding of the rights of stockholders to act by written consent or to call a special meeting, (e) the limitations of liability of directors and indemnification of directors, officers, employees and agents and (f) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the certificate of incorporation that would be designed to facilitate the exercise of control over our company. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions.

      In addition, the certificate of incorporation provides that stockholders may only amend the bylaws by the affirmative vote of 66 2/3% of our outstanding voting stock.

Indemnification and Insurance

      Pursuant to authority conferred by the DGCL, the certificate of incorporation contains a provision providing that no director shall be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as then in effect or as the same may be amended. This provision is intended to eliminate the risk that a director might incur personal liability to us or our stockholders for breach of the duty of care.

      DGCL Section 145 contains provisions permitting, and in some situations requiring, Delaware corporations, such as Gaylord, to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. Our certificate of incorporation and bylaws contain provisions requiring indemnification by the company of, and advancement of expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for our officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and in certain cases, only if the director or officer is not adjudged to be liable to the company.

      We maintain insurance on behalf of any person who is or was a director or officer of our company, or is now or was a director or officer of the company serving at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be when issued against payment of the consideration payable therefor, fully paid and not liable to further calls or assessment by us.

      The ability of our board of directors to issue preferred stock with provisions determined by the board of directors, and some of the provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire or take control of us. These provisions could limit the price investors may be willing to pay for our common stock, and may deprive holders of our common stock of any premium that they might otherwise realize from a takeover.

DESCRIPTION OF WARRANTS

      We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

      We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

      The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provision;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

      The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock acquirable upon exercise of such warrant.

Exercise of Warrants

      To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

      If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

      The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

      Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

      The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock or preferred stock may be effected from time to time in one or more transactions on the New York Stock Exchange (“NYSE”) or in negotiated transactions or a combination of those methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriter, dealer or agent will be identified, and any compensation received from us will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us or a selling stockholder for expenses.

      To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

      Any common stock sold pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance.

LEGAL MATTERS

      Certain legal matters with respect to securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee, and by Carter R. Todd, Esq., Senior Vice President, Secretary and General Counsel of the Company, as to certain of our subsidiaries.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of ResortQuest International, Inc. as of December 31, 2002 and for the year then ended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes three explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications and also includes an explanatory paragraph relating to ResortQuest changing its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), which is included in this Amendment No. 1 to the Registration Statement (Form S-3), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of ResortQuest International, Inc. as of December 31, 2001 and 2000, and for the years then ended, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein. See “Risk Factors — You are unlikely to be able to seek remedies against Arthur Andersen LLP, ResortQuest’s former independent auditor.”

RESORTQUEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2002	2003

	(Unaudited)
	(In thousands, except
	share amounts)
ASSETS
Current assets
Cash and cash equivalents	$859	$1,287
Cash held in escrow	15,468	14,475
Trade and other receivables, net	5,841	9,178
Deferred income taxes	724	820
Prepaid expenses	1,488	2,026
Other current assets	3,319	3,533

Total current assets	27,699	31,319
Goodwill, net	205,830	205,933
Property, equipment and software, net	34,100	33,208
Other assets	5,924	6,028

Total assets	$273,553	$276,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$94	$83,906
Deferred revenue and property owner payables	47,402	30,237
Accounts payable and accrued liabilities	14,628	13,021
Other current liabilities	2,024	2,499

Total current liabilities	64,148	129,663

Long-term debt, net of current maturities	75,045	—
Deferred income taxes	2,869	10,708
Other long-term obligations	5,007	4,572

Total liabilities	147,069	144,943

Stockholders’ equity
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,251,749 and 19,255,833 shares outstanding, respectively	193	193
Additional paid-in capital	153,933	153,952
Accumulated other comprehensive loss	(60)	(236)
Excess distributions	(29,500)	(29,500)
Retained earnings	1,918	7,136

Total stockholders’ equity	126,484	131,545

Total liabilities and stockholders’ equity	$273,553	$276,488

The accompanying notes are an integral part of these condensed consolidated balance sheets.

RESORTQUEST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

	(Unaudited)
	(In thousands, except share amounts)
Revenues
Property management fees	$27,609	$27,506	$72,862	$70,242
Service fees	13,367	13,379	36,065	36,357
Real estate and other	7,420	7,176	19,858	18,526

	48,396	48,061	128,785	125,125
Other revenue from managed entities	9,589	10,099	27,072	28,062

Total revenues	57,985	58,160	155,857	153,187

Operating expenses
Direct operating	22,996	22,736	64,220	64,472
General and administrative	13,304	14,134	38,963	38,833
Depreciation	1,770	1,697	4,732	5,030

	38,070	38,567	107,915	108,335
Other expenses from managed entities	9,589	10,099	27,072	28,062

Total operating expenses	47,659	48,666	134,987	136,397

Operating income	10,326	9,494	20,870	16,790
Interest and other expense, net	1,622	2,459	4,453	6,306

Income before income taxes	8,704	7,035	16,417	10,484
Provision for income taxes	3,264	3,847	6,156	5,266

Income before the cumulative effect of a change in accounting principle	5,440	3,188	10,261	5,218
Cumulative effect of a change in accounting principle, net of a $1.9 million income tax benefit	—	—	(6,280)	—

Net income	$5,440	$3,188	$3,981	$5,218

Earnings per share
Basic
Before cumulative effect of a change in accounting principle	$0.28	$0.17	$0.53	$0.27
Cumulative effect of a change in accounting principle	—	—	(0.32)	—

	$0.28	$0.17	$0.21	$0.27

Diluted earnings per share
Before cumulative effect of a change in accounting principle	$0.28	$0.16	$0.53	$0.27
Cumulative effect of a change in accounting principle	—	—	(0.32)	—

	$0.28	$0.16	$0.21	$0.27

The accompanying notes are an integral part of these condensed consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

				Accumulated
	Common Stock		Additional	Other
			Paid-in	Comprehensive	Excess	Retained		Comprehensive
	Shares	Amount	Capital	Loss	Distributions	Earnings	Total	Income

	(Unaudited)
	(In thousands, except share amounts)
Balance, December 31, 2002	19,251,749	$193	$153,933	$(60)	$(29,500)	$1,918	$126,484
Net income						5,218	5,218	$5,218
Foreign currency translation loss				(176)			(176)	(176)
Exercise of employee stock options	4,084	—	19	—	—	—	19

Comprehensive income								$5,042

Balance, September 30, 2003	19,255,833	$193	$153,952	$(236)	$(29,500)	$7,136	$131,545

The accompanying notes are an integral part of these condensed consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2002	2003

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$3,981	$5,218
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	6,280	—
Depreciation	4,732	5,030
Changes in operating assets and liabilities:
Cash held in escrow	8,674	993
Trade and other receivables	4,596	(3,337)
Accounts payable and accrued liabilities	371	(1,382)
Deferred revenue and property owner payables	(23,544)	(17,165)
Deferred income taxes	(135)	7,743
Other	2,946	(991)

Net cash provided by (used in) operating activities	7,901	(3,891)

Cash flows from investing activities:
Cash portion of acquisitions, net	(2,963)	(103)
Purchases of property, equipment and software	(5,716)	(4,364)

Net cash used in investing activities	(8,679)	(4,467)

Cash flows from financing activities:
Credit facility borrowings	85,800	73,700
Credit facility repayments	(83,500)	(64,850)
Payments of capital lease and other obligations, net	(301)	(83)
Exercise of employee stock options	50	19

Net cash provided by financing activities	2,049	8,786

Net change in cash and cash equivalents	1,271	428
Cash and cash equivalents, beginning of period	213	859

Cash and cash equivalents, end of period	$1,484	$1,287

The accompanying notes are an integral part of these condensed consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003
(Unaudited)

      In these footnotes, the words “Company,” “ResortQuest,” “we,” “our” and “us” refer to ResortQuest International, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

1.     Basis of Presentation

Organization and Principles of Consolidation

      ResortQuest is one of the leading vacation rental property management companies with over 19,000 units under management. We are the first Company offering vacation condominium and home rentals, sales and management under an international brand name in over 50 premier destination resorts located in the continental United States, Hawaii and Canada. Our condensed consolidated financial statements include the accounts of ResortQuest and its wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions.

      The condensed consolidated financial statements included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of results for the interim periods have been made. The results for the interim periods are not necessarily indicative of results to be expected for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

Acquisition and Deferred Costs

      Costs incurred related to Gaylord Entertainment Company’s acquisition of ResortQuest are expensed as incurred (see “Note 2 — MERGER AGREEMENT AND POTENTIAL LIQUIDITY ISSUES”). Costs incurred in the course of our evaluation of acquisition candidates and the ultimate consummation of acquisitions consist primarily of attorneys’ fees, accounting fees and other costs incurred by us in identifying and closing transactions. These costs incurred are deferred on the balance sheet until the related transaction is either consummated or terminated. As of December 31, 2002 and September 30, 2003, there are no deferred acquisition costs. A similar treatment is followed in recording costs incurred by us in the course of amending existing debt agreements, generating additional debt or obtaining equity financing. The Company has net deferred financing costs of approximately $900,000 and $800,000 at December 31, 2002 and September 30, 2003, respectively. Transaction costs and the excess of the purchase price over the fair value of identified net assets acquired represent goodwill. Goodwill is calculated based on a preliminary estimate that is adjusted to its final balance within one year of the close of the acquisition. Additionally, certain of our acquisitions have “earn-up” provisions that require additional consideration to be paid if certain operating results are achieved over periods of up to three years. This additional consideration is recorded as goodwill when the amount is fixed and determinable.

      During the nine-month period ended September 30, 2003 and 2002, we made net cash earn-up payments approximating $100,000 and $3.0 million, respectively, related to certain 2001 acquisitions and other purchase accounting adjustments related to certain 2001 acquisitions.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

2.     Merger Agreement and Potential Liquidity Issues

      As announced on August 5, 2003, the Company entered into a definitive agreement to merge with Gaylord Entertainment Company (“Gaylord”) in a stock-for-stock acquisition. Under the terms of the definitive agreement, the Company’s stockholders will receive 0.275 shares of Gaylord common stock for each outstanding share of Company common stock. The Company will become a wholly-owned subsidiary of Gaylord, and the Company’s stockholders will own approximately 14% of the outstanding shares of capital stock of the combined company. Gaylord is expected to retire the outstanding indebtedness of the Company upon the completion of the merger. The transaction has received the necessary regulatory approvals, and both companies have scheduled special meetings of their shareholders for November 18, 2003 to vote on the transaction. The Company expects the transaction to close in the fourth quarter of this year.

      As part of this transaction and during the period prior to closing, Gaylord has provided the Company up to $10.0 million under a non-revolving line of credit and a $5.0 million letter of credit. The non-revolving line of credit bears interest at 10.5% per annum, is unsecured and subordinated to the Company’s existing debt, and is being used for general working capital purposes. Given the Company’s liquidity needs as a result of reduced cash flow due to the seasonal slow down in guest deposits and shorter reservation lead times, the Company utilized this line of credit to maintain adequate working capital during November. As of November 12, 2003, the Company had borrowed $2.5 million under this non-revolving line of credit.

      Effective September 5, 2003 the Company and the Company’s previous credit card processor agreed to terminate their relationship. The processor had required a $5.0 million reserve account be put in place in the form of a letter of credit, cash or a third party guarantee. Gaylord secured a $5.0 million letter of credit on the Company’s behalf on August 18, 2003. The Company retained Gaylord’s credit card processor on September 11, 2003 and such processor has not required a reserve account or a letter of credit.

      The execution of the merger agreement constituted an event of default under the Company’s credit agreement, which default was waived by the lenders under the credit agreement. The Company is required under the senior note purchase agreement to offer to repurchase the senior notes at par on the effective date of the merger. On August 6, 2003, the Company made such offer to repurchase the senior notes. Such offer was not accepted and the Company intends to exercise its rights to pre-pay the notes, including a $2.2 million pre-payment fee. The prepayment date of the senior notes is expected to be the closing date of the merger with Gaylord.

      Our credit facility and senior notes mature during 2004. As of September 30, 2003, the Company has received a forbearance or a waiver on all financial covenants under our existing borrowing agreements other than the closing of the merger with Gaylord. The credit facility and senior notes are expected to be paid by Gaylord at the effective time of the merger. If the merger is not completed, we would seek to refinance or negotiate an extension of the maturity of our credit facility and senior notes. If the merger with Gaylord is not completed and the Company is unable to refinance or extend the maturities of the credit facility or the senior notes, it would have a material adverse effect on the Company (see “Factors That May Affect Future Results”).

3.     Stock-Based Compensation

      As permitted under the Financial Accounting Standards Board (“FASB”) Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123,” no compensation cost has been recognized in the condensed consolidated statements

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

of operations for issued options. The Company continues to account for stock-based compensation utilizing the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.

      In accordance with Statement No. 123, “Accounting for Stock-Based Compensation,” ResortQuest has estimated the fair value of each option grant using the Black-Scholes Option-Pricing Model. Had compensation cost for issued options been determined based on the fair value at the grant dates, ResortQuest’s net income and earnings per share would have been impacted by the pro forma amounts as indicated in the following table:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2002	2003	2002	2003

	(in thousands, except per share amounts)
Net income
As reported	$5,440	$3,188	$3,981	$5,218
Less: Pro forma stock-based employee compensation expense	—	—	(34)	(669)

Pro forma	$5,440	$3,188	$3,947	$4,549

Basic earnings per share
As reported	$0.28	$0.17	$0.21	$0.27
Less: Pro forma stock-based employee compensation expense	—	—	—	(0.03)

Pro forma	$0.28	$0.17	$0.21	$0.24

Diluted earnings per share
As reported	$0.28	$0.16	$0.21	$0.27
Less: Pro forma stock-based employee compensation expense	—	—	—	(0.03)

Pro forma	$0.28	$0.16	$0.21	$0.24

      Assumptions included an average risk-free interest rate of 3.14%; an average expected life of 4 years; a volatility factor of 47.2%; and no dividends.

4.     New Accounting Pronouncements

      In June 2001, FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations.” The Company adopted this statement in the first quarter of 2003. Adoption of this statement did not have a material impact on our financial position or results of operations.

      In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement provides for the rescissions or amendment of certain previously issued accounting standards. The various provisions of this standard are effective for either 2002 or 2003. Also during the quarter ended June 30, 2002, Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued and is effective for activities initiated after December 31, 2002. The Company adopted the applicable provisions under Statement No. 145 and Statement No. 146 during the first quarter of 2003. Adoption of these statements did not have a material impact on our financial position or results of operations.

      In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123,” to provide alternative

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. Statement No. 148 also requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement No. 148 were effective for fiscal years ending after December 15, 2002, and the disclosure provisions were applied in our 2002 financial statements. The Company adopted the applicable disclosure provisions under Statement No. 148 during the first quarter of 2003 and will continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Adoption of Statement No. 148 did not have a material impact on our financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on existing disclosure requirements for most guarantees including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the Company must recognize an additional liability for the fair value or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002; the disclosure requirements in the interpretation were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted the measurement provisions and disclosure requirements of FIN 45 during the first quarter of 2003. Adoption of this interpretation did not have a material impact on our financial position or results of operations.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as “special purpose entities.” Companies are required to apply the provision of FIN 46 prospectively for all variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. All interests acquired before February 1, 2003 must follow the new rules in accounting periods ending after December 15, 2003. The Company adopted this interpretation in the first quarter of 2003. Adoption of this interpretation did not have a material impact on our financial position or results of operations.

      In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for periods beginning after June 15, 2003; however, portions of this statement have been deferred indefinitely by the FASB. The Company does not expect that the adoption of Statement No. 150 will have a material effect on its consolidated financial statements.

5.     Note Receivable

      During 1998, we formalized a $4.0 million promissory note resulting from cash advances to a primary stockholder of a predecessor company who is no longer an affiliate of ResortQuest (the “Debtor”). This note is collateralized in the form of a third mortgage on residential real estate owned by the Debtor. This note bears interest at  1/2% below the prime rate of interest, but not less than 6% and not more than 10%. Interest payments under this note are due every January and July 1st, with the principal recorded in Other assets in the accompanying Condensed Consolidated Balance Sheets, being due in full on May 25, 2008. The approximately $132,000 interest payment due July 1, 2003 has not yet been received and this interest

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

receivable along with the approximately $65,000 in accrued interest for the current quarter have been fully reserved as of September 30, 2003. Due to the failure to make the July 1, 2003 interest payments, the note is now in default. The Company has accelerated the note and demanded its payment in full. The holder of the second mortgage on the Debtor’s residential real estate has initiated foreclosure proceedings on the collateral and has named the Company as a party defendant (see “NOTE 7 — COMMITMENTS AND CONTINGENCIES” and “Part II, Item 1.”). The Company has filed a responsive pleading and a cross claim and will be amending its own claim to assert a claim for foreclosure of its mortgage. Based upon an appraisal received by the Company, the Company believes that the collateral’s expected value exceeds the total amounts collateralized by the Company, thus no valuation allowance has been recorded on the principal portion of the $4.0 million note. However, the Company is in the process of securing a further independent appraisal of the collateral. If the collateral held by the Company is insufficient to satisfy all lienholders’ claims and the Company is unable to collect the sums owed under the note, it could have a material adverse effect on the Company’s results of operations.

6.     Long-Term Borrowings

      At September 30, 2003 all long-term borrowings are classified as current maturities and are comprised of $50.0 million in senior notes due June 2004, $33.9 million in borrowings under our credit facility that expire in January 2004 and $6,000 in capital lease obligations and other borrowings assumed in connection with certain acquisitions that have varying maturities through 2004. As of September 30, 2003, the Company has received a forbearance or a waiver on all financial covenants under our existing borrowing agreements other than the closing of the merger with Gaylord, and all borrowings under our senior notes and credit facility are expected to be paid in full by Gaylord upon the closing of the transaction(see “NOTE 2 — MERGER AGREEMENT AND POTENTIAL LIQUIDITY ISSUES”).

7.     Commitments and Contingencies

Litigation

      On July 2, 2003, Sunset Management, LLC (“Sunset”) filed suit in the Circuit Court of the First Circuit, State of Hawaii, Civil No. 03-1-1389-07, against, among others, Andre Stephan Tatibouet (“Tatibouet”), Hotel Corporation of the Pacific, Inc. (now known as, ResortQuest Hawaii, LLC) (“Hotel”), a wholly-owned subsidiary of the Company, seeking, inter alia, an order of foreclosure of the mortgage held by Sunset on certain residential real property owned by Tatibouet, on which property the Company, through Hotel, holds a subordinate mortgage securing (i) a promissory note in the principal amount of $4 million (the “A” Note”), and (ii) an additional promissory note in the original principal amount of $949,827 (the “B” Note”). The original principal and accrued interest on the “B” Note have been paid in full; however, certain additional amounts owed by Tatibouet in connection with management contracts and other arrangements with the Hotel are represented by the “B” Note and accrue interest accordingly. Sunset’s mortgage secures a note in the principal amount of $1 million and is junior to a first mortgage securing a note in favor of Central Pacific Bank in the principal amount of $5 million. The interest payment of $121,142 due on the “A” Note on July 1, 2003, as well as $10,322 in accrued interest on the “B” Note, have not been made and the Company has accelerated the Notes and demanded payment in full. The Company has filed a responsive pleading and a cross-claim, and will be amending its cross-claim to assert a claim for foreclosure of its mortgage. Based upon an appraisal received by the Company, the Company believes that the collateral’s expected value exceeds the total amounts collateralized by the Company. However, the Company is in the process of securing a further independent appraisal of the collateral. In the event the collateral held by the Company is insufficient to satisfy all lienholders’ claims and the Company is unable to collect the sums owed under the Notes, it could have a material adverse effect on the Company’s results of operations.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

      On March 28, 2002, Patrick G. Awbrey and other parties, as owners of 16 condominium units at the Jade East condominium development in Destin, FL, filed suit in the Circuit Court for the First Judicial Circuit, Okaloosa, Case No. 02-CA01203, against Abbott Realty Services, Inc. (“Abbott”), a wholly-owned subsidiary of the Company, alleging, inter alia, nondisclosure and misrepresentation by Abbott as real estate sales agents in the sale of Plaintiffs’ units. Plaintiffs seek damages in excess of $200,000 for each plaintiff and a jury trial. The Company has filed responsive pleadings denying the plaintiffs’ allegations and asserting several affirmative defenses, among them that the claims of the plaintiffs have been released in connection with the April 2001 settlement of a 1998 lawsuit filed by the Jade East condominium owners association against the condominium’s developer. Both sides are engaged in discovery. No trial date has been set. The Company believes that it has valid defenses to the claims asserted, notwithstanding the alleged defects in construction.

      We are also involved in various legal actions arising in the ordinary course of our business. We do not believe that any of these actions will have a material adverse effect on our business, financial condition or results of operations.

Non-compete and Employment Agreements

      We have entered into non-compete agreements with many of the former owners of the companies that now comprise ResortQuest. These non-compete agreements are generally three to five years in length effective the day the operations are merged with ResortQuest. Additionally, we have entered into employment agreements with many of these former owners, all senior corporate officers and several other key employees. Among other things, these agreements allow for severance payments and some include acceleration of stock option awards upon a change in control of ResortQuest, as defined under the agreements. Effective August 4, 2003, the Company entered into amendments to its employment agreements with each of James S. Olin, Chief Executive Officer and President; L. Park Brady, Sr. V.P. and Chief Operating Officer; J. Mitchell Collins, Exec. V.P. and Chief Financial Officer; John W. McConomy, Sr. V.P. and General Counsel; Stephen D. Caron, Sr. V.P. and Chief Information Officer; and Robert Adams, Sr. V.P. and Chief Marketing Officer, providing that: i) if at any time during the period commencing on June 15, 2003 and ending on June 15, 2004, following a change of control or at any time during the one hundred fifty (150)-day period prior to a change of control, the executive’s employment is terminated by the Company Without Cause or by the executive for Good Reason, as defined in the employment agreements, in addition to the compensation entitled to be received pursuant to the executive’s employment agreement, the executive will receive an additional lump sum amount equal to one and one-half times the executive’s base salary; and ii) the executive will be reimbursed for any excise taxes that the executive may incur as a result of payments made to the executive pursuant to their employment agreements upon the termination of their employment. In addition to the above provisions, the amendment to Mr. Olin’s employment agreement provides that certain obligations as set forth in Section 3(d) and 5 (e) of his employment agreement shall survive the termination of his employment agreement. As of September 30, 2003, the maximum amount of compensation that would have been payable under all agreements if a change in control occurred and the executive was terminated would have been approximately $10.8 million. However, in conjunction with the Company’s acquisition by Gaylord, new employment agreements have been reached with Messrs. Adams, Brady, Caron, Collins, McConomy, Olin and other key employees. As a result of these new agreements, severance and other costs relating to other employees, the expected amount that will be payable upon the closing of the Gaylord transaction is approximately $3.0 million.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

8.     Earnings Per Share

      Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if outstanding options to purchase our securities are exercised.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2002	2003	2002	2003

Basic weighted average common shares outstanding	19,251,749	19,253,552	19,247,834	19,252,363
Effect of dilutive securities — stock options	3,610	165,066	82,839	40,369

Diluted weighted average common shares outstanding	19,255,359	19,418,618	19,330,673	19,292,732

9.     Other Charges

      General and administrative expenses during the nine-months ended September 30, 2003, include $2.7 million of items that primarily relate to the proposed merger with Gaylord and the move of the Company’s corporate headquarters from Memphis, Tennessee to Destin, Florida. During the nine-months ended September 30, 2002, general and administrative expenses include $1.1 million of items that are primarily professional fees resulting from the Company’s evaluation of Gaylord’s 2002 proposal to acquire the Company, employee-related matters and a study to explore financing and strategic growth alternatives. During the fourth quarter of 2002, liabilities were recorded related to certain senior management changes and announced office closings. During the nine-months ended September 30, 2003, interest and other expense, net includes $36,000 in implied interest expense on the long-term portion of the accrual. The following table summarizes all activities related to these other charges:

	Employee
	Related	Office Closings	Gaylord
	Items	and Other Misc.	Merger	Total

	(In thousands)
Accrual at December 31, 2002	$1,980	$610	$—	$2,590
Nine-months ended September 30, 2003 expenses	30	1,015	1,665	2,710
Less: Cash payments	(953)	(1,248)	(143)	(2,344)

Accrual at September 30, 2003	1,057	377	1,522	2,956
Less: Current portion	(478)	(85)	(1,522)	(2,085)

Long-term portion of accrual	$579	$292	$—	$871

10.     Segment Reporting

      With the quarter ended March 31, 2003, the Company’s management began allocating all corporate expenses to each of the Company’s property management and First Resort Software operations. The Corporate expenses are being allocated pro rata to each operation based on total revenues for the period. We believe that this allocation method is the most appropriate given the nature of our operations. This change was made as the Company began the relocation of its Corporate headquarters to Destin, Florida and due to the continued centralization of support functions for all operations. Based on this change, the

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

Company has two reportable segments. All goodwill is allocated to the Property Management segment. Prior to this change, Corporate expenses were not allocated to the Property Management segment. The following table presents the revenues, operating income and assets of our reportable segments, with reclassified 2002 data presented for comparative purposes:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

	(In thousands)
Revenues
Property management	$57,339	$57,513	$153,823	$151,071
First Resort Software	646	647	2,034	2,116

	$57,985	$58,160	$155,857	$153,187

Operating income (loss)
Property management	$10,727	$9,638	$21,397	$16,957
First Resort Software	(401)	(144)	(527)	(167)

	$10,326	$9,494	$20,870	$16,790

	December 31,	September 30,
	2002	2003

	(In thousands)
Assets
Property management	$267,921	$271,126
First Resort Software	5,632	5,362

	$273,553	$276,488

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of ResortQuest International, Inc.

Memphis, Tennessee

      We have audited the accompanying consolidated balance sheet of ResortQuest International, Inc. and subsidiaries (“the Company”) as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of ResortQuest International, Inc. as of December 31, 2001, and for the years ended December 31, 2001 and 2000, before certain revisions described in Note 2 and Note 13, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 19, 2002.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2002 consolidated financial statements present fairly, in all material respects, the financial position of ResortQuest International, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

      As discussed above, the consolidated financial statements of ResortQuest International, Inc. as of December 31, 2001, and the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. As described in Note 2, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to such disclosures in Note 2 with respect to 2001 and 2000 included (i) comparing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing goodwill amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of reported net income to adjusted net income, and the related per-share amounts. In our opinion, the disclosures discussed for 2001 and 2000 in Note 2 are appropriate. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

      Additionally, as also described in Note 2, the 2001 and 2000 consolidated financial statements have been revised to include the comparative reclassification adjustments resulting from the Company’s adoption of the Financial Accounting Standards Board’s Emerging Issues Task Force (“EITF”) Consensus No. 01-14, Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred, that was effective January 1, 2002. We audited the adjustments that were applied to restate the 2001 and 2000 other revenue from managed entities and other expenses from managed entities reflected in the 2001 and 2000 consolidated statements of operations. Our procedures included (i) agreeing the adjusted amounts of other revenues from managed entities and other expenses from managed entities to the Company’s underlying accounting records obtained from management, and (ii) testing the mathematical accuracy and validity of these underlying accounting records. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

      As described in Note 13, the Company changed the composition of its reportable segments in 2003, and the amounts disclosed in the 2002, 2001 and 2000 audited financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments. We audited the adjustments that were applied to the restated disclosures for reportable segments reflected in the 2001 and 2000 financial statements. Our procedures included (i) comparing the adjustment amounts of segment revenues, operating income, and assets to the Company’s underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

      As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ Deloitte & Touche LLP

Memphis, Tennessee,

March 19, 2003, except for Note 13,
for which the date is September 17, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of ResortQuest International, Inc.:

      We have audited the accompanying consolidated balance sheets of ResortQuest International, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2001, and 2000, and the related consolidated Statements of Operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ResortQuest International, Inc. and subsidiaries, as of December 31, 2001, and 2000, the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Memphis, Tennessee,

February 19, 2002.

EXPLANATORY NOTE REGARDING REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

      On May 29, 2002, ResortQuest International, Inc. decided to terminate Arthur Andersen LLP as the Company’s independent auditor and engaged Deloitte & Touche LLP to serve as its independent auditors for the year ending December 31, 2002. More information regarding ResortQuest International, Inc.’s change in independent auditors is contained in a current report on Form 8-K filed with the SEC on May 31, 2002.

      We could not obtain permission of Arthur Andersen LLP to the inclusion in this prospectus of their Report of Independent Public Accountants. Accordingly, the Arthur Andersen LLP Report of Independent Public Accountants herein is merely reproduced from ResortQuest International, Inc.’s Annual Report and Form 10-K for the year ended December 31, 2001 (although the consolidated balance sheet as of December 31, 2000 and the consolidated Statements of Operations, changes in shareholder’s equity, and cash flows for the year ended December 31, 1999 referred to in that report are not included herein) and does not include the manual signature of Arthur Andersen LLP. The conviction of our former independent auditors, Arthur Andersen LLP, on federal obstruction of justice charges may adversely affect Arthur Andersen LLP’s ability to satisfy any claims arising from the provision of auditing services to us and may impede our access to the capital markets.

RESORTQUEST INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2002

	(In thousands, except
	share amounts)
ASSETS
Current assets
Cash and cash equivalents	$213	$859
Cash held in escrow	22,648	15,468
Trade and other receivables, net	10,541	5,841
Deferred income taxes	1,430	724
Other current assets	6,063	4,807

Total current assets	40,895	27,699

Goodwill, net	216,534	205,830
Property, equipment and software, net	39,509	34,100
Other assets	7,336	5,924

Total assets	$304,274	$273,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$322	$94
Deferred revenue and property owner payables	52,457	47,402
Accounts payable and accrued liabilities	14,298	14,628
Other current liabilities	3,069	2,024

Total current liabilities	70,146	64,148

Long-term debt, net of current maturities	78,644	75,045
Deferred income taxes	9,459	2,869
Other long-term obligations	6,111	5,007

Total liabilities	$164,360	$147,069

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,243,249 and 19,251,749 shares outstanding, respectively	192	193
Additional paid-in capital	153,884	153,933
Accumulated other comprehensive loss	(64)	(60)
Excess distributions	(29,500)	(29,500)
Retained earnings	15,402	1,918

Total stockholders’ equity	139,914	126,484

Total liabilities and stockholders’ equity	$304,274	$273,553

The accompanying notes are an integral part of these consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2000	2001	2002

	(In thousands, except per share
	amounts)
Revenues
Property management fees	$78,543	$88,732	$83,668
Service fees	47,080	47,889	44,685
Real estate and other	26,391	24,335	25,384

	152,014	160,956	153,737
Other revenue from managed entities	31,247	31,999	36,504

Total revenues	183,261	192,955	190,241

Operating expenses
Direct operating	80,314	83,838	83,607
General and administrative	40,940	57,663	66,484
Depreciation	3,549	5,209	6,465
Goodwill amortization	4,934	5,670	—

	129,737	152,380	156,556
Other expenses from managed entities	31,247	31,999	36,504

Total expenses	160,984	184,379	193,060

Operating income (loss)	22,277	8,576	(2,819)
Interest and other expense, net	4,814	4,647	6,233

Income (loss) before income taxes	17,463	3,929	(9,052)
Provision for income taxes	7,857	2,328	(1,848)

Income (loss) before the cumulative effect of a change in accounting principle	9,606	1,601	(7,204)
Cumulative effect of a change in accounting principle, net of a $1.9 million income tax benefit	—	—	(6,280)

Net income (loss)	$9,606	$1,601	$(13,484)

Earnings (loss) per share
Basic
Before a cumulative effect of a change in accounting principle	$0.51	$0.08	$(0.37)
Cumulative effect of a change in accounting principle	—	—	(0.33)

Net income (loss)	$0.51	$0.08	$(0.70)

Diluted
Before a cumulative effect of a change in accounting principle	$0.51	$0.08	$(0.37)
Cumulative effect of a change in accounting principle	—	—	(0.33)

Net income (loss)	$0.51	$0.08	$(0.70)

The accompanying notes are an integral part of these consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’

EQUITY AND COMPREHENSIVE INCOME (LOSS)

				Accumulated
			Additional	Other
	Common	Stock	Paid-in	Comprehensive	Excess	Retained
	Shares	Amount	Capital	(Loss)	Distributions	Earnings

	(In thousands except share amounts)
Balance, January 1, 2000	18,715,447	$187	$150,974	$(33)	$(29,500)	$4,195
Net income		—	—	—	—	9,606
Foreign currency translation loss		—	—	(16)	—	—
Stock issued in connection with acquisitions	272,799	3	986	—	—	—

2000 Comprehensive Income
Balance, December 31, 2000	18,988,246	190	151,960	(49)	(29,500)	13,801
Net income	—	—	—	—	—	1,601
Foreign currency translation loss	—	—	—	(15)	—	—
Stock issued in connection with:
Acquisitions	225,527	2	1,666	—	—	—
Exercise of employee stock options	29,476	—	258	—	—	—

2001 Comprehensive loss
Balance, December 31, 2001	19,243,249	192	153,884	(64)	(29,500)	15,402
Net loss	—	—	—	—	—	(13,484)
Foreign currency translation gain	—	—	—	4	—	—
Stock issued in connection with the exercise of employee stock options	8,500	1	49	—	—	—

2002 Comprehensive Loss
Balance, December 31, 2002	19,251,749	$193	$153,933	$(60)	$(29,500)	$1,918

		Comprehensive
		Income
	Total	(Loss)

Balance, January 1, 2000	$125,823	$—
Net income	9,606	9,606
Foreign currency translation loss	(16)	(16)
Stock issued in connection with acquisitions	989	—

2000 Comprehensive Income		$9,590

Balance, December 31, 2000	136,402
Net income	1,601	$1,601
Foreign currency translation loss	(15)	(15)
Stock issued in connection with:
Acquisitions	1,668	—
Exercise of employee stock options	258	—

2001 Comprehensive Income		$1,586

Balance, December 31, 2001	139,914
Net loss	(13,484)	$(13,484)
Foreign currency translation gain	4	4
Stock issued in connection with the exercise of employee stock options	50	—

2002 Comprehensive Loss		$(13,480)

Balance, December 31, 2002	$126,484

The accompanying notes are an integral part of these consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Cash flows from operating activities
Net income (loss)	$9,606	$1,601	$(13,484)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash unusual items and other charges	—	3,111	16,987
Depreciation and goodwill amortization	8,483	10,879	6,465
Changes in operating assets and liabilities:
Cash held in escrow	8,690	6,342	7,180
Trade and other receivables, net	(1,507)	791	4,700
Deferred revenue and property owner payables	4,451	(12,754)	(5,055)
Accounts payable and accrued liabilities	407	(819)	105
Deferred income taxes	3,756	5,049	(4,033)
Other, net	(3,310)	(3,936)	1,818

Net cash provided by operating activities	30,576	10,264	14,683

Cash flows from investing activities
Cash portion of acquisitions, net	(8,290)	(25,585)	(2,962)
Purchases of property, equipment and software	(11,057)	(16,218)	(7,298)

Net cash used in investing activities	(19,347)	(41,803)	(10,260)

Cash flows from financing activities
Credit Facility borrowings	40,000	87,400	103,200
Credit Facility repayments	(52,000)	(58,800)	(106,750)
Payment of capital lease and other debt obligations	(333)	(1,389)	(277)
Exercise of employee stock options	—	258	50
Repayments from issuance of secured mortgage notes	(5,734)	—	—

Net cash provided by (used in) financing activities	(18,067)	27,469	(3,777)

Net change in cash and cash equivalents	(6,838)	(4,070)	646
Cash and cash equivalents, beginning of period	11,121	4,283	213

Cash and cash equivalents, end of period	$4,283	$213	$859

The accompanying notes are an integral part of these consolidated financial statements.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

      In these footnotes, the words “Company,” “ResortQuest,” “we,” “our” and “us” refer to ResortQuest International, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

1.     Basis of Presentation

     Organization and Principles of Consolidation

      ResortQuest is one of the world’s leading vacation rental property management companies with over 20,000 units under management. We are the first company offering vacation condominium and home rentals, sales and management under an international brand name in over 50 premier destination resorts located in the continental United States, Hawaii and Canada. Our consolidated financial statements include the accounts of ResortQuest and its wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions.

     Acquisitions

      During 2000, we completed three acquisitions for a total cost of $9.2 million, including earn-up payments related to certain 1999 acquisitions, with 10.7% of the net consideration paid in the form of common stock with an aggregate value of $989,000, net of retired escrow shares, and the remaining $8.3 million of consideration paid in cash, net of unrestricted cash acquired. During 2001, we completed eight acquisitions for a total cost of $27.2 million, including earn-up payments related to previous acquisitions, with 6.1% of the net consideration paid in the form of common stock with an aggregate value of $1.7 million, and the remaining $25.5 million of consideration paid in cash, net of unrestricted cash acquired. During 2002, we made net cash payments approximating $3.0 million for earn-up payments related to certain 2001 acquisitions and other purchase accounting adjustments related to these acquisitions. All acquisitions were accounted for under the purchase method of accounting. The following proforma results assume the 2001 acquisitions had occurred on January 1, 2000:

	Years Ended
	December 31,

	2000	2001

	(In thousands,
	unaudited)
Revenues
ResortQuest	$183,261	$192,955
Acquisitions	17,435	796

Proforma Revenues	$200,696	$193,751

Net income
ResortQuest	$9,606	$1,601
Acquisitions	395	(173)

Proforma Combined Net income	$10,001	$1,428

Basic and Diluted EPS
ResortQuest	$0.51	$0.08
Acquisitions	0.02	(0.01)

Proforma Basic and Diluted EPS	$0.53	$0.07

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      These unaudited proforma results are presented for comparative purposes only. The proforma results are not necessarily indicative of what our actual results would have been had the acquisitions been completed at the beginning of these periods, or of future results.

     Acquisition and Financing Costs

      Costs incurred in the course of our evaluation of acquisition candidates and the ultimate consummation of acquisitions consist primarily of attorneys’ fees, accounting fees and other costs incurred by us in identifying and closing transactions. These costs incurred are deferred on the balance sheet until the related transaction is either consummated or terminated. There were no deferred acquisition costs at December 31, 2001 and 2002. All acquisitions since January 1, 2000 have been accounted for under the purchase method of accounting, which requires that all transaction costs and the excess of the purchase price over the fair value of identified net assets acquired be reflected as goodwill. Prior to 2002, goodwill was amortized over a life up to 40 years and was calculated based on a preliminary estimate that is adjusted to its final balance within one year of the close of the acquisition (see Note 2). Additionally, certain of our acquisitions have “earn-up” provisions that require additional consideration to be paid if certain operating results are achieved over periods of up to three years. This additional consideration is recorded as goodwill when the amount is fixed and determinable.

      Similar treatment is followed in recording costs incurred by us in the course of generating additional debt or equity financing. Deferred financing costs approximated $1.6 million and $862,000, respectively, at December 31, 2001 and 2002 and are amortized as interest expense over the remaining term of the financing.

2.     Summary of Significant Accounting Policies

     Revenue Recognition

     Property Management Fees

      We receive property management fees when the properties are rented, which are generally a percentage of the rental price of the vacation property. Management fees range from approximately 3% to over 40% of gross lodging revenues collected based upon the type of services provided by us to the property owner and the type of rental units managed. Revenues are recognized ratably over the rental period based on our proportionate share of the total rental price of the vacation condominium or home. We require certain minimum deposits when reservations are booked. These deposits are recorded as a component of deferred revenue and property owner payables. Revenues from cancellations are recorded at the time of cancellation.

     Service Fees

      We internally provide or arrange through third parties certain services for property owners or guests. Service fees include reservations, housekeeping, long-distance telephone, ski rentals, lift tickets, beach equipment and pool cleaning. Internally provided services are recognized as service fee revenue when the service is provided. Services provided by third parties are generally billed directly to property owners and are not included in the accompanying consolidated financial statements.

Real Estate and Other

      We recognize other revenues primarily related to real estate broker commissions, food & beverage sales and software and maintenance sales. We have real estate broker sales operations in 31 resort locations. We recognize revenues on real estate sales when the transactions are complete, and such revenue

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

is recorded net of the related agent commissions. We also manage food & beverage operations in connection with the management of larger condominium complexes, primarily in Hawaii and Florida. We recognize food and beverage revenue at the time of sale. ResortQuest Technologies sells a fully integrated software package, First Resort Software, specifically designed for the vacation property management business, along with ongoing service contracts. Software and maintenance revenues are recognized when the systems are installed and ratably over the service period, respectively.

      Real estate and other revenues were as follows:

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Real estate brokerage commissions, net	$17,188	$15,260	$16,926
Food & beverage	4,575	4,176	4,390
Software sales and service	3,330	2,982	2,564
Other	1,298	1,917	1,504

	$26,391	$24,335	$25,384

     Direct Operating Expenses

      Direct operating expenses include expenses related to housekeeping, maintenance, reservations, marketing and advertising, and other costs associated with rental and management. Direct operating expenses also include the cost of sales and operating expenses for food & beverage and software sales and service as follows:

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Rental and management related	$73,989	$78,258	$77,547
Food & beverage	4,465	3,578	4,099
Software sales and service	1,860	2,002	1,961

	$80,314	$83,838	$83,607

     Advertising and Marketing

      In accordance with the AICPA’s Statement of Position (“SOP”) No. 93-7 “Reporting on Advertising Costs,” the Company expenses advertising and marketing costs as incurred or as the advertising takes place. Internet portal agreements are treated as advertising and are expensed ratably over the lesser of the contract period or the benefit period. Excluding payroll related items, the Company expensed $12.8 million in advertising and marketing costs during 2002.

     Comprehensive Income

      The Company follows the Financial Accounting Standards Board’s (“FASB”) Statement No. 130, “Reporting Comprehensive Income,” which established standards for reporting and display of comprehensive income and its components. Other comprehensive income consists of foreign currency translation gains and losses and is presented in the consolidated statements of stockholders’ equity and comprehensive income (loss).

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

Stock-Based Compensation

      ResortQuest applies the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for options granted under the Incentive Plan. No compensation cost has been recognized in the consolidated Statements of Operations for issued options. In accordance with Statement No. 123, “Accounting for Stock-Based Compensation,” ResortQuest has estimated the fair value of each option grant using the Black-Scholes Option-Pricing Model. Had compensation cost for awards under the Incentive Plan been determined based on the fair value at the grant dates, ResortQuest’s net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table:

	Years Ended December 31,

	2000	2001	2002

	(In thousands, except per share
	amounts)
Net income (loss)
As reported	$9,606	$1,601	$(13,484)
Less: Pro forma stock-based employee compensation expense	1,012	398	752

Pro forma	$8,594	$1,203	(14,236)

Basic earnings (loss) per share
As reported	$0.51	$0.08	$(0.70)
Less: Pro forma stock-based employee compensation expense	0.06	0.02	0.04

Pro forma	$0.45	$0.06	$(0.74)

Diluted earnings (loss) per share
As reported	$0.51	$0.08	$(0.70)
Less: Pro forma stock-based employee compensation expense	0.06	0.02	0.04

Pro forma	$0.45	$0.06	$(0.74)

      See Note 10 for further information regarding stock options.

Cash and Cash Equivalents

      For the purposes of the consolidated balance sheets and statements of cash flows, we consider all investments with original maturities of three months or less to be cash equivalents.

Cash Held in Escrow

      Cash held in escrow primarily represents guest advance deposits held in escrow for lodging reservations and deposits on real estate transactions. Upon the occurrence of the guest’s stay, the lodging reservation deposits are withdrawn from escrow as we recognize our revenue, ratably over the guest’s stay, with the remaining amounts being disbursed to the homeowners of our managed properties. Upon the legal closing of a real estate transaction that we broker, real estate deposits are withdrawn from escrow as we recognize our commission revenue, net of any agent commissions.

Inventories

      Inventories consist primarily of linens and food & beverage items that are recorded at the lower of cost or market as a component of Other current assets.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

Property, Equipment and Software

      Property, equipment and software are stated at cost or, in the case of equipment acquired under capital leases, the present value of future lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the lease terms.

      We account for the costs of computer software developed or obtained for internal use in accordance with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” In accordance with SOP No. 98-1, during 2000, 2001 and 2002, we capitalized $3.0 million, $6.4 million and $1.8 million, respectively, of software development costs, primarily related to outside professional fees and internal payroll and related benefits. At December 31, 2001 and 2002, Property, equipment and software in the accompanying consolidated balance sheets includes $9.0 million and $8.9 million, respectively, in capitalized software developed or obtained for internal use, net of amortization.

      We account for the costs of computer software developed or obtained for internal use that is also sold or otherwise marketed in accordance with FASB Statement No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” In accordance with Statement No. 86, during 2000, 2001 and 2002, we capitalized $4.6 million, $6.6 million and $1.7 million, respectively, of software development costs, primarily related to outside professional fees and internal payroll and related benefits. At December 31, 2001 and 2002, Property, equipment and software in the accompanying consolidated balance sheets included $9.7 million and $4.6 million, respectively, in capitalized software developed or obtained for internal use that is also sold or otherwise marketed, net of amortization.

      These costs are being amortized on a straight-line basis over the estimated useful lives of the related projects ranging from three to ten years. In accordance with Statement No. 86, we periodically, or upon the occurrence of certain events, review these capitalized software cost balances for impairment. During 2001 and 2002, general and administrative expenses include a $1.5 million and a $6.4 million, respectively, write-down of capitalized software development costs, net of accumulated amortization, related to versions of First Resort Software that were developed for internal use and marketed to be sold (see Note 4).

      Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property, equipment and software, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated Statements of Operations.

Goodwill

      Goodwill is the excess of the purchase price over fair value of identified net assets acquired in business combinations accounted for under the purchase method of accounting. Through 2001, goodwill was amortized on a straight-line basis over 40 years, other than that associated with the acquisition of First Resort Software, Inc., which was amortized over 15 years, representing the approximate remaining useful life of acquired assets. On January 1, 2002, goodwill amortization ceased upon the adoption of a new accounting pronouncement related to goodwill and intangible assets. Goodwill balances are reviewed for impairment at least annually, as well as when circumstances indicate that the carrying amount may not be recoverable (see “New Account Pronouncements”). We recorded goodwill amortization of $4.9 million and $5.7 million in 2000 and 2001, respectively.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      The following table summarizes the changes in the carrying amount of goodwill broken out by segment (see Note 13 for further discussion on segments):

	2001			2002

	Property			Property
	Management	Other	Total	Management	Other	Total

	(In thousands)
Balance as of January 1,	$157,004	$28,729	$185,733	$188,821	$27,713	$216,534
Cash portion of acquisitions and earn-up related payments	25,585	—	25,585	1,667	—	1,667
Stock portion of earn-up payments	1,668	—	1,668	—	—	—
Non-cash acquisition adjustments	9,218	—	9,218	—	—	—
Statement No. 142 transition impairment	—	—	—	(8,131)	—	(8,131)
Other Statement No. 142 impairment	—	—	—	—	(4,240)	(4,240)
Amortization	(4,654)	(1,016)	(5,670)	—	—	—

Balance as of December 31,	$188,821	$27,713	$216,534	$182,357	$23,473	$205,830

Impairment of Long-Lived Assets

      Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated future cash flows generated by their use. Assets held for sale are recorded at fair market value, determined principally using discounted future cash flows.

Excess Distributions

      In conjunction with the 1998 roll-up initial public offering of ResortQuest International, Inc., the cash purchase price paid to the largest founding company designated as the accounting acquiror was recorded as a distribution to owner and recorded in the consolidated balance sheet as an excess distribution.

New Accounting Pronouncements

      During the quarter ended March 31, 2002, we changed our method of accounting for reimbursable costs to conform to the FASB’s Emerging Issues Task Force Consensus No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), effective for us on January 1, 2002. As a result, reimbursements received are recorded as revenue and the costs incurred on behalf of managed associations and properties are recorded as expenses. These costs, which relate primarily to payroll costs at managed properties and associations where we are the employer, are reflected in other revenue and expenses from managed entities in the consolidated statements of operations. Revenues and expenses for the prior periods have been reclassified to conform with the current year presentation. As the reimbursements are made based upon the costs incurred with no added margin resulting in the expenses and related revenues being identical, the adoption of EITF No. 01-14 did not have any effect on our operating income, total or per share net income, cash flows or financial position.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      In June 2001, the FASB issued Statement No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” Statement No. 141 eliminated the pooling-of-interests method of accounting for business combinations and requires all transactions initiated after June 30, 2001, to be accounted for using the purchase method. Under Statement No. 142, goodwill related to our future acquisitions is not subject to amortization, and goodwill related to our historical acquisitions is no longer amortized as of January 1, 2002. The following table presents adjusted net income and earnings per share excluding goodwill amortization for the periods ended December 31:

	2000	2001	2002

Reported income (loss) before cumulative effect of a change in accounting principle	$9,606	$1,601	$(7,204)
Add back goodwill amortization	4,934	5,670	—

Adjusted income (loss) before cumulative effect of a change in accounting principle	14,540	7,271	(7,204)
Cumulative effect of a change in accounting principle	—	—	(6,280)

Adjusted net income (loss)	$14,540	$7,271	$(13,484)

Earnings per share
Basic
Before cumulative effect of a change in accounting principle	$0.51	$0.08	$(0.37)
Add back goodwill amortization	0.26	0.30	—

Adjusted income (loss) before cumulative effect of a change in accounting principle	0.77	0.38	(0.37)
Cumulative effect of a change in accounting principle	—	—	(0.33)

Adjusted net income (loss)	$0.77	$0.38	$(0.70)

Diluted
Before cumulative effect of a change in accounting principle	$0.51	$0.08	$(0.37)
Add back goodwill amortization	0.26	0.29	—

Adjusted income (loss) before cumulative effect of a change in accounting principle	0.77	0.37	(0.37)
Cumulative effect of a change in accounting principle	—	—	(0.33)

Adjusted net income (loss)	$0.77	$0.37	$(0.70)

      Goodwill is subject to reviews for impairment at least annually and upon the occurrence of certain events, and if impaired, a write-down will be recorded. Upon our adoption of Statement No. 142, our software operations and each of our geographical resort regions with assigned goodwill were each valued as a reporting unit. If the fair value of the reporting unit exceeds the book value, including assigned goodwill, no further testing is required. However, if the book value, including goodwill, is less than the fair value of the reporting unit, the assets and liabilities of the reporting unit and the fair value of the assets is the implied fair value of goodwill. To the extent that the implied fair value of goodwill was less than the book value of goodwill, an impairment charge was recognized as a cumulative effect of a change in accounting principle. Based on this test, we recorded a non-cash $8.1 million write-down of our goodwill in the first quarter of 2002 related to our Desert resort operations, partially off-set by a $1.9 million income tax benefit. The Desert resort operations are expected to continue to experience declining cash flows as a result of the economics of the Desert markets. During December 2002, management made changes to its

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

software operations strategy that included a redefinition of its target market for First Resort Software. Prior to this strategy shift, the latest version of First Resort Software was being designed to meet the needs of essentially all companies in our industry. The new strategy is to focus on the needs of small to medium-sized property management companies, which make up the majority of the industry. This change necessitated a $4.2 million write-down of the goodwill related to the software operations and a $6.4 million write-down of certain capitalized software development costs. As these write-downs were recorded after the initial adoption of this standard, a $10.6 million non-cash charge is reflected in general and administrative expenses in our 2002 income statement.

      We have completed the process of evaluating the impact of Statement No. 143, “Accounting for Asset Retirement Obligations,” and we do not expect this statement to have a material impact on our financial position or results of operations upon its adoption in 2003.

      Effective January 1, 2002 we adopted Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”; the adoption of this statement did not have a material impact to our financial position or results of operations. In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement provides for the rescissions or amendment of certain previously issued accounting standards. The various provisions of this standard are effective for either 2002 or 2003. Also during the quarter ended June 30, 2002, Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued and is effective for activities initiated after December 31, 2002. We do not expect Statement No. 145 or No. 146 to have a material impact on our financial position or results of operations upon their adoption in 2003.

      In October 2002, the FASB issued Statement No. 147, “Acquisitions of Certain Financial Institutions,” which applies to all acquisitions of financial institutions except those between two or more mutual enterprises. Statement No. 147 has no impact on our financial statements.

      In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123,” to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. Statement No. 148 also requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for fiscal years ending after December 15, 2002, and the disclosure provisions have been applied in our 2002 financial statements. We will implement the interim disclosure provisions in first quarter 2003.

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on existing disclosure requirements for most guarantees including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the Company must recognize an additional liability for the fair value or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, the disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has fully implemented the disclosure requirements of FIN 45 and will adopt the additional provisions for all qualifying transactions entered into after December 31, 2002.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as “special purpose entities.” Companies are required to apply the provision of FIN 46 prospectively for all variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. All interests acquired before February 1, 2003 must follow the new rules in accounting periods beginning after June 15, 2003. FIN 46 is expected to have no impact on our consolidated results of operations or financial position.

     Financial Instruments

      As we do not have any derivatives, the carrying values of all financial instruments, excluding fixed-rate borrowings, approximate their estimated fair values. At December 31, 2001 and 2002, $50.1 million of our long-term borrowings accrue interest at fixed rates. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of these borrowings was $49.8 million and $49.5 million at December 31, 2001 and 2002, respectively.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Geographic Concentration of Risk

      Our property management operations are concentrated in the states of Colorado, Hawaii and Florida. For the year ended December 31, 2002, Colorado, Hawaii and Florida accounted for 11%, 28% and 31%, respectively, of our consolidated revenues.

3.     Note Receivable

      During 1998, we formalized a $4.0 million promissory note resulting from cash advances to a primary stockholder of a predecessor company who is no longer an affiliate of ResortQuest. On February 16, 2000, this Note was restructured in order to provide for additional collateral. At this time, certain management fee receivables and accrued interest of approximately $1.1 million were also aggregated into a separate note (collectively, the “Notes”). The Notes are collateralized by certain real estate held by the stockholder and bear interest at  1/2% below the prime rate of interest, but not less than 6% and not more than 10%. The remaining balance on the $1.1 million note plus accrued interest was paid in full during 2001. Interest payments under the $4.0 million note are due every January and July 1st, with the principal balance recorded in Other assets in the accompanying consolidated balance sheets being due in full on May 25, 2008. To date, all interest payments due under the restructured terms of the Notes have been received.

4.     Unusual Items and Other Charges

      General and administrative expenses for 2001 include $4.7 million of items that management considers as unusual items and other charges. These charges include a $1.5 million non-cash write-down of certain previously released First Resort Software versions, a $1.3 million non-cash write-off of deferred acquisition costs related to acquisition candidates that will no longer be pursued, $1.6 million in employee-

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

related and other cash charges and $303,000 in non-cash items primarily related to the write-off of miscellaneous receivables.

      General and administrative expenses for 2002 include $15.1 million of items that management considers as unusual items and other charges. These charges include a $10.6 million non-cash write-down of certain capitalized software development costs and intangibles related to the Company’s vacation rental management software, First Resort Software, $2.6 million in severance and employee-related charges, $1.1 million in professional fees and expenses related to a study to explore financing and strategic growth alternatives and an offer to acquire the Company that was determined by the Board, after appropriate review, not to be in the best interests of the Company and its shareholders, and $760,000 of other charges related to property and office closings and consolidations. The $10.6 million write-down relates to the Company’s change in strategy that included a redefinition of its target market for First Resort Software. Prior to this strategy shift, the latest version of First Resort Software was being designed to meet the needs of essentially all companies in our industry. The new strategy is to focus on the needs of small to medium-sized property management companies, which make up the majority of the industry. This change necessitated a write-down of certain capitalized development costs and intangibles related to the software as recorded on the Company’s balance sheet. The severance and employee-related charges primarily relate to the fourth quarter senior management changes and the majority of these costs will be paid out over the next three years. The property and office closings include the closing of Shoreline Properties in Ohio and the consolidation and closings of offices in Dillon, Lafayette, and Basalt, Colorado; Memphis, Tennessee; and Hilton Head, South Carolina. The Company will realize significant payroll and lease expense savings through these consolidations.

      The following table summarizes all activities and positions related to the unusual items and other charges (in thousands):

	Employee		Office	Deferred	Deferred
	Related	Software	Closings and	Acquisition	Transaction
	Items	Development	Other Misc.	Costs	Costs	Total

2001 expense	$1,566	$1,488	$303	$1,320	$—	$4,677
Less: non cash charges	—	(1,488)	(303)	(1,320)	—	(3,111)
Less: cash payments	(1,292)	—	—	—	—	(1,292)

Accrual at December 31, 2001	274	—	—	—	—	274
2002 expense	2,661	10,594	759	—	1,053	15,067
Less: non cash charges	—	(10,594)	(112)	—	—	(10,706)
Less: cash payments	(955)	—	(37)	—	(1,053)	(2,045)

Accrual at December 31, 2002	1,980	—	610	—	—	2,590
Less: current portion	(1,006)	—	(187)	—	—	(1,193)

Long-term portion of accrual	$974	$—	$423	$—	$—	$1,397

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

5.     Supplemental Financial Information

      Trade and other receivables, net consisted of the following:

	As of December 31,

	2001	2002

	(In thousands)
Receivables from managed properties	$3,009	$2,972
Income tax receivables	4,976	37
All other receivables	3,045	3,489

Total	11,030	6,498
Less — allowance for doubtful accounts	(489)	(657)

	$10,541	$5,841

      Other current assets consisted of the following:

	As of December
	31,

	2001	2002

	(In thousands)
Inventories	$2,860	$2,984
Prepaid expenses	2,460	1,490
Other	743	333

Total	$6,063	$4,807

      Property, equipment and software, net consisted of the following:

		As of December 31,
	Estimated Useful
	Life in Years	2001	2002

		(In thousands)
Land and improvements		$2,407	$2,706
Building and improvements	15-30	7,821	7,707
Leasehold improvements	5-30	3,973	3,890
Furniture, fixtures and equipment	3-10	14,780	17,687
Vehicles	5-7	2,814	2,465
Software and web development	3-10	19,987	17,077
Leased property	3-7	1,272	949

		53,054	52,481
Total		(13,545)	(18,381)

Less — accumulated depreciation		$39,509	$34,100

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      Accounts payable and accrued liabilities consisted of the following:

	As of December 31,

	2001	2002

	(In thousands)
Accounts payable	$6,098	$5,765
Accrued payroll	5,345	6,416
Other accrued liabilities	2,855	2,447

Total	$14,298	$14,628

      Supplemental cash flow information is as follows:

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Supplemental disclosure of cash flow information
Cash paid for interest	$6,028	$5,688	$6,827

Cash paid for income taxes	$5,919	$1,846	$82

Supplemental disclosure of non-cash flow information
Capital lease obligations	$674	$360	—

Common stock portion of acquisitions	$989	$1,668	—

6.     Long-term Debt

      On January 22, 2001, we replaced our existing Credit Facility that was to expire on May 26, 2001 with a similar facility that expires on January 22, 2004. Due to the events of September 11th, on October 30, 2001, we amended the Credit Facility to modify the restrictive covenants to allow more flexibility for us under this debt agreement through the end of 2002. The amendment also allowed for up to a 100 basis point increase to our interest rate based on certain financial ratios. Subject to certain limitations, the Credit Facility may be used to borrow up to $40 million for capital expenditures and for general corporate purposes. Available borrowings are reduced by open letters of credit. The credit agreement requires us to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of the Credit Facility is computed at our election, on the basis of either the Prime Rate or the Eurodollar Rate, as defined, plus a margin of 2.0% up to 3.0% based on the amendment discussed above. At December 31, 2002, the weighted average interest rate on the $25.0 million in outstanding indebtedness was 4.57%. Availability fees are 0.5% per annum and are payable on the unused portion of the Credit Facility. Interest and availability fees are payable monthly.

      On June 16, 1999, we issued $50 million of Senior Notes, due June 2004, in connection with a note purchase agreement. On October 30, 2001, we also amended the Senior Notes to modify the restrictive covenants through the end of 2002 to allow more flexibility for us under this debt agreement. The amendment also allowed for up to a 100 basis point increase to our interest rate based on certain financial ratios. At December 31, 2002, the interest rate on the Senior Notes was 10.06%. The note purchase agreement contains loan covenants substantially similar to those of the credit agreement under the Credit Facility and has prepayment restrictions. Interest is payable quarterly.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      The Credit Facility is secured pari passu to the Senior Notes by substantially all of our assets, including the stock of our significant subsidiaries, as defined. Due to the unusual items and other charges recorded during the fourth quarter of 2002, we were not in compliance with certain covenants related to our Credit Facility and Senior Notes. During March 2003 we finalized an amendment to our borrowing agreements to bring us into compliance which required us to pay a 1.4% amendment fee approximating $1.3 million. The amendment will allow more flexibility for us under the debt agreement through the end of 2003. Management is currently in discussions to refinance all outstanding borrowings during 2003. There is no assurance that we will be able to refinance these borrowings and significant changes to the current terms, such as interest rates and restrictive covenants, may result from any refinancing.

      Long-term debt consisted of the following:

	As of December 31,

	2001	2002

	(In thousands)
Senior Notes	$50,000	$50,000
Credit Facility	28,600	25,045
Various notes with banks, secured by certain assets, at interest rates ranging from 1.9% to 10.0%, due between March 2002 through December 2003	71	15
Capital lease obligations	295	79

Total	78,966	75,139
Less — current maturities	(322)	(94)

Long-term debt, net of current maturities	$78,644	$75,045

      Annual maturities of long-term debt are: 2003, $94,000; 2004, $75.0 million; and none thereafter.

7.     Operating Leases

      ResortQuest has entered into non-cancelable operating leases for equipment, operating space, office space, hotel properties and individual condominium units within its managed properties. At December 31, 2002, future minimum lease commitments under non-cancelable operating leases are as follows:

Years Ended
December 31

(In
thousands)
2003	$7,465
2004	6,271
2005	5,756
2006	4,876
2007	3,404
Thereafter	13,411

$41,183

      Under terms of the leases, ResortQuest is generally required to pay all taxes, insurance and maintenance. Rent expense for 2000, 2001 and 2002 was approximately $5.9 million, $7.2 million and $7.6 million, respectively.

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      In conjunction with certain acquisitions, ResortQuest entered into several lease agreements with certain former owners, that have also served on the Company’s Board of Directors at some point in the past three years, for the use of office space and facilities. Lease payments made to these former owners during 2000, 2001 and 2002 were approximately $410,000, $433,000 and $231.000, respectively.

8.     Commitments and Contingencies

Guarantees

      Certain of our management agreements in Hawaii contain provisions for guaranteed levels of returns to owners. These agreements also contain force majeure clauses to protect the Company from forces or occurrences beyond the control of management. During 2000, 2001 and 2002, ResortQuest made payments in excess of the management fees earned on these guaranteed agreements of $390,000, $704,000 and $334,000, respectively.

Acquisition Indemnification

      Subject to certain limitations, pursuant to the Agreement and Plan of Organization entered into by and between each acquired entity and ResortQuest (each an “Agreement”), the stockholders of each acquired entity have indemnified ResortQuest against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses as a result of or arising from any breach of the representations and warranties in the Agreement, any liability under the Securities Act of 1933 (“1933 Act”), the Securities Exchange Act of 1934 (“1934 Act”) or other federal or state law or regulation arising out of or based upon any untrue statement of a material fact relating solely to an acquired entity or the stockholders and certain other identified claims or litigation.

      In addition, pursuant to each Agreement and subject to certain limitations, ResortQuest agreed to indemnify the stockholders against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incurred by the stockholders as a result of or arising from any breach by ResortQuest or of its representations and warranties in the Agreement, any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to ResortQuest or any of the acquired entities contained in certain filings with the Securities and Exchange Commission or the matters described in the schedules to the Agreement relating to guarantees.

      ResortQuest is not aware of any events that have or could have caused any party to act under such indemnification under any of the Agreements during the periods presented in the accompanying consolidated financial statements.

Litigation

      On May 26, 2000, Hotel Corp. of the Pacific, Inc., a wholly-owned subsidiary of ResortQuest International doing business as Aston Hotels & Resorts, instituted legal proceedings in the Circuit Court for the First Circuit of Hawaii against Andre S. Tatibouet, the then president of Hotel Corp. This action arose out of a document styled “Cooperation Agreement” that was signed by Andre S. Tatibouet, purporting to act on behalf of Hotel Corp., on the one hand, with Cendant Global Services B.V. and Aston Hotels & Resorts International, Inc., on the other hand. The Cooperation Agreement contains several provisions that are detrimental to Hotel Corp., including provisions purporting to transfer certain intellectual property and limit certain intellectual property rights held by Hotel Corp. Monetary damages for breach of fiduciary duty, fraud, and negligent misrepresentation were sought by Hotel Corp. By order of the Circuit Court, the claims asserted by Hotel Corp. in the lawsuit were consolidated with an

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

arbitration demand, filed with the American Arbitration Association by Mr. Tatibouet, in which he alleged various breaches of his employment agreement with Hotel Corp.

      The arbitration hearing took place in September 2001, where Mr. Tatibouet claimed damages of approximately $17.5 million and ResortQuest claimed damages of approximately $4.7 million. On March 14, 2002, the arbitration panel issued its Reasoned Opinion and Final Award. The panel concluded that Mr. Tatibouet had breached his fiduciary duty to Hotel Corp. and awarded Hotel Corp. $55,559 related to the reimbursement of certain legal expenses. The panel denied all of Mr. Tatibouet’s claims and requests for damages as well as declaratory and other relief.

      On May 26, 2000, ResortQuest International and Hotel Corp. brought an action in the Circuit Court for the First Circuit of Hawaii against Cendant Corporation, Aston Hotels & Resort International Inc. and Cendant Global Services B.V (“Defendants”) seeking damages for breach of contract against Cendant, and the equitable remedies or rescission and replevin. This action arose out of Mr. Andre S. Tatibouet’s purported negotiation on behalf of Hotel Corp. of the Pacific, Inc., a subsidiary of ResortQuest International, of a document styled Cooperation Agreement.

      ResortQuest and Cendant entered into an amended Cooperation Agreement on July 15, 2002. As a result of the execution of that agreement, on July 15, 2002 ResortQuest moved to dismiss its court action against Defendants by filing a stipulation for complete dismissal with prejudice as to all claims and parties.

      We are also involved in various legal actions arising in the ordinary course of our business. We do not believe that any of the remaining actions will have a material adverse effect on our business, financial condition or results of operations.

Insurance

      ResortQuest carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers’ compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying consolidated financial statements.

Employee Health Insurance

      We introduced a national healthcare plan on August 1, 2000 for all domestic team members. The plan provides a broad spectrum of healthcare choices for all full-time team members to select the coverage that best suits their needs. The plan includes medical, dental, vision, life, AD&D, LTD and voluntary life insurance coverages. The employee medical and dental coverages are self-insured by the Company. All self-insurance reserves include accruals of estimated settlements for known claims, as well as accruals for estimates of incurred, but not reported claims. These estimates are based on industry claim factors provided by a plan administrator. Though changes in cost assumptions, as well as changes in actual experience, could cause these estimates to change significantly in the near term, the Company maintains stop loss insurance to minimize the effect of large claims on its financial results. During 2000, 2001 and 2002, the Company incurred $540,000, $3.5 million, and $2.3 million, respectively, in expenses related to this self-insured plan.

Workers’ Compensation Insurance

      We introduced a self-insured workers’ compensation insurance plan on December 1, 2000 for most domestic team members. Previous coverage was provided through full premium-based policies. Team members in certain locations remain covered under these premium-based policies. All self-insurance reserves include accruals of estimated settlements for known claims, as well as accruals for estimates of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

incurred, but not reported claims. These estimates are based on industry claim factors provided by a plan administrator. Though changes in cost assumptions, as well as changes in actual experience, could cause these estimates to change significantly in the near term, the Company maintains stop loss insurance to minimize the effect of large claims on its financial results. During 2000, 2001 and 2002, the Company incurred $92,000, $1.0 million and $1.2 million, respectively, in expense related to this self-insured plan.

Benefit Plans

      On April 1, 1999, we established a 401(k) profit sharing plan that covers all domestic team members and all pre-existing plans were merged into this plan. The plan permits employees to defer from 1% to 20% of eligible earnings, the Company matches 50% of the first 6% of employee contributions, and employee vesting in Company matching contributions occurs over a three-year period. During 2000, 2001 and 2002, the Company incurred $424,000, $633,000 and $617,000, respectively, in expense related to this plan.

Employment Agreements

      We have entered into non-compete agreements with many of the former owners of the companies that now comprise ResortQuest. These non-compete agreements are generally three to five years in length effective the day the operations are merged with ResortQuest. Additionally, we have entered into employment agreements with many of these former owners, all senior corporate officers and several key employees. Among other things, these agreements allow for severance payments and some include acceleration of stock option awards upon a change in control of ResortQuest, as defined under the agreements. At December 31, 2002, the maximum amount of compensation that would be payable under all agreements if a change in control occurred without prior written notice would be approximately $4.3 million.

9.     Stockholders’ Equity

Common Stock

      ResortQuest is authorized to issue 50.0 million shares of common stock. At December 31, 2001, ResortQuest had 19,243,249 shares of common stock issued and outstanding (16,938,033 shares of common stock and 2,305,216 shares of restricted common stock). At December 31, 2002, ResortQuest had 19,251,749 shares of common stock issued and outstanding (17,052,960 shares of common stock and 2,198,789 shares of restricted common stock). The common stock and restricted common stock are identical except that the holders of restricted common stock are only entitled to one-half of one vote for each share on all matters.

      We have registered 8.0 million shares of common stock through various shelf registration statement filings. As of December 31, 2001 and 2002, we had issued 3,289,487 shares under these shelf registration statements in connection with acquisitions.

Preferred Stock

      ResortQuest’s authorized capital includes 10.0 million shares of undesignated preferred stock with a $0.01 par value. On February 25, 1999, our Board of Directors adopted a stockholder rights plan designed to protect our stockholders in the event of takeover action that would deny them the full value of their investment. Under this plan, a dividend distribution of one right for each share of common stock was declared to holders of record at the close of business on March 15, 1999. The rights will also attach to common stock issued after March 15, 1999. The rights will become exercisable only in the event, with

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

certain exceptions, an acquiring party accumulates 15% or more of our voting stock, or if a party announces an offer to acquire 15% or more of our voting stock. The rights will expire on March 15, 2009. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $87.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either our stock or shares in an “acquiring entity” at half of the then current market value of our common stock. We generally will be entitled to redeem the rights at $0.01 per right at any time until the date on which a 15% position in our voting stock is acquired by any person or group.

Note 10.     Stock Options

      Options granted under our Long-Term Incentive Plan (the “Incentive Plan”) vest annually and ratably over a period from three to four years after the date of grant and expire five to ten years after the grant date. ResortQuest has reserved 15% of outstanding authorized common stock for use in connection with the Incentive Plan and also provides for the issuance of stock appreciation rights, restricted or deferred stock, dividend equivalents, bonus shares and awards in lieu of our obligations to pay cash compensation, non-employee directors’ deferred shares or other awards. The value of the options is based in whole or in part upon the value of the common stock.

      A summary of ResortQuest’s stock option transactions is as follows:

			Common Stock
	Weighted Average	Options	Available for
	Exercise Price	Outstanding	Grant

Balance — December 31, 1999	$10.26	2,409,612	397,705
Approval of new options	n/a	—	40,919
Granted	5.35	603,900	(603,900)
Cancelled	10.23	(337,424)	337,424

Balance — December 31, 2000	$9.14	2,676,088	172,148
Approval of new options	n/a	—	38,251
Granted	6.46	241,499	(241,499)
Exercised	8.73	(29,476)	29,476
Cancelled	10.52	(154,589)	154,589

Balance — December 31, 2001	$8.88	2,733,522	152,965
Approval of new options	n/a	—	1,275
Granted	3.97	420,500	(420,500)
Exercised	5.74	(8,500)	8,500
Cancelled	9.61	(1,227,663)	1,227,663

Balance — December 31, 2002	$7.34	1,917,859	969,903

      On October 28, 2002 the Company filed on Form SC TO-I a tender offer statement under section 13(e)(4) of the Securities and Exchange Act of 1934. This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under the ResortQuest International, Inc.’s Amended and Restated 1998 Long-Term Incentive Plan having an exercise price greater than $5.99 and held by its employees and directors, other than its executive officers, for new options, to purchase shares of Common Stock to be granted under the Plan, upon the terms and subject to the conditions described in the tender offer to exchange. The number of shares of Common Stock subject to the new options will be equal to a percentage of the number of shares of common stock

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

subject to the options tendered and accepted for exchange. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange. Options tendered for exchange during 2002 were 1,199,930 and are reflected as cancelled shares in the above table. The Company expects to issue 340,065 new options in May 2003 at the then market price in exchange for the options tendered.

      The weighted average fair value of options granted by ResortQuest for 2000, 2001 and 2002 was $2.76, $4.05 and $2.36, respectively. Assumptions included an average risk-free interest rate ranging from 2.6% to 6.8%; an average expected life of 2.6 to 4.0 years; a volatility factor of 40.4% to 84.3%; and no dividends. At December 31, 2002, there were 1,446,978 exercisable stock options outstanding with exercise prices that range from $3.60 to $16.00 with a weighted average exercise price of $8.18 and a weighted average remaining contractual life of 4.0 years.

      The following table summarizes information about all stock options outstanding at December 31, 2002:

	Number	Remaining	Exercise
Exercise Price	Outstanding	Contractual Life	Price

$3.60 - $4.94	803,748	3.6 years	$4.15
5.06 - 10.06	468,196	2.6 years	7.70
11.00 - 16.00	645,915	5.3 years	11.05

$3.60 - $16.00	1,917,859	3.9 years	$7.34

11.     Income Taxes

      The income tax provision, including the $1.9 million benefit on the cumulative effect of a change in accounting principle, consisted of the following:

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Current
Federal	$3,136	$(2,585)	$(1,346)
State	965	(136)	(465)
Deferred
Federal	3,401	4,638	(1,676)
State	355	411	(212)

Total	$7,857	$2,328	$(3,699)

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      The difference between the statutory federal income tax rate and the effective income tax rate expressed as a percentage of income before income taxes, excluding the cumulative effect of a change in accounting principle, was as follows:

	Years Ended
	December 31,

	2000	2001	2002

Federal statutory rate	35.0%	34.0%	34.0%
State and foreign income taxes, net of federal benefit	3.6	4.3	4.2
Goodwill and other permanent items	9.8	44.7	(19.2)
Adjustments to estimated income tax accruals	(3.4)	(23.8)	1.4

Effective income tax rate	45.0%	59.2%	20.4%

      The tax effects of temporary differences that give rise to significant portions of our deferred tax assets and liabilities were as follows:

	As of December 31,

	2001	2002

	(In thousands)
Deferred tax assets:
Claims and other reserves	$731	$724
Federal net operating losses	—	5,923
State net operating losses	710	981
Other	137	386

Total deferred tax assets	$1,578	$8,014

Deferred tax liabilities:
Deductible goodwill amortization	$(3,127)	$(5,339)
Basis difference on fixed assets	(6,480)	(4,650)
Other	—	(170)

Total deferred tax liabilities	(9,607)	(10,159)

Net deferred tax liabilities	$(8,029)	$(2,145)

12.     Earnings Per Share

      In accordance with the provisions of Statement No. 128, “Earnings Per Share,” we compute our basic earnings per share by dividing Net income by the number of weighted average common shares outstanding during the year. Our Diluted earnings per share is computed by dividing Net income by the number of weighted average common stock equivalents outstanding during the year. Common stock equivalents consisted solely of stock options outstanding under our Incentive Plan (see Note 10). Stock options with an exercise price greater than the market price are considered anti-dilutive and are not included in the common stock equivalent calculation. The anti-dilutive options were 2,172,588 for 2000; 1,878,737 for 2001, and 1,104,111 for 2002. Common stock equivalents are not considered in the diluted share

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

calculation for periods where a net loss is recorded. The following summarizes the weighted average shares:

	Years Ended December 31,

	2000	2001	2002

Basic weighted average common shares outstanding	18,962,752	19,167,203	19,248,828
Effect of dilutive securities — stock options	54,919	175,616	121,266

Diluted weighted average common shares outstanding	19,017,671	19,342,819	19,370,094

13.     Segment Reporting

      With the quarter ended March 31, 2003, the Company’s management began allocating all corporate revenues, expenses and assets to each of the Company’s property management and First Resort Software operations. The Corporate balances are being allocated pro rata to each operation based on total revenues. We believe that this allocation method is the most appropriate given the nature of our operations. This change was made as the Company began the relocation of its corporate headquarters to Destin, Florida and due to the continued centralization of support functions for all operations. Based on this change, the Company has two reportable segments. Prior to this change, corporate revenues, expenses and assets were not allocated to the Property Management segment. The following table presents the revenues, operating income and assets of our reportable segments as conformed to this new presentation as if the allocation change had been made effective January 1, 2000:

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Revenues
Property management	$179,928	$189,968	$187,504
First Resort Software	3,333	2,987	2,737

	$183,261	$192,955	$190,241

Operating income
Property management	$22,123	$10,880	$8,895
First Resort Software	154	(2,304)	(11,714)

	$22,277	$8,576	$(2,819)

Assets
Property management		$290,214	$267,921
First Resort Software		14,060	5,632

		$304,274	$273,553

14.     Related-Party Transactions

      During 2000 and 2001, ResortQuest had significant transactions with three related parties and their affiliates, who had served the Company as directors. During 2002, ResortQuest had significant transactions with two related parties and their affiliates, a current director and the former owner of Aston Hotels & Resorts (“Former Owner”).

RESORTQUEST INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

      ResortQuest has consulting and management agreements with related parties that includes assistance in operations, identifying acquisitions and involvement in local and governmental affairs. During 2000, 2001 and 2002, we incurred $215,000, $312,000 and $178,000, respectively, relative to these consulting agreements.

      ResortQuest receives sales commissions for selling properties developed by a related party and his affiliates. These net commissions approximated $1.5 million and $1.4 million during 2000 and 2001, respectively.

      ResortQuest entered into numerous transactions with the Former Owner and his affiliates. ResortQuest provides management and centralized services (cooperative sales and marketing, reservations, accounting services and other reimbursements) for four hotels, two of which are owned by the Former Owner and two of which are managed for an affiliate of the Former Owner. The management fees charged to these hotels approximated $1.1 million, $1.2 million and $809,000 in 2000, 2001 and 2002, respectively. Additionally, ResortQuest provides administrative services to AST International LLC, a company that is controlled by the Former Owner. Related to these services, we recognized $42,000, $29,000 and $11,000 of revenue during 2000, 2001 and 2002, respectively.

      ResortQuest provides consulting and management services to entities owned by a former director. During 2000 and 2001, we received $368,000 and $216,000, respectively, relative to these consulting agreements. ResortQuest also manages vacation properties pursuant to its standard management agreement that are owned or co-owned by related parties and employees of the Company.

          We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

$500,000,000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$40,450
*Printing and Engraving Expenses	24,550
*Legal Fees and Expenses	40,000
*Accounting Fees and Expenses	40,000
*New York Stock Exchange Fees	25,000
*Trustee fees	30,000
*Miscellaneous	15,000

*Total	$215,000

*	Estimated.

Item 15.     Indemnification of Directors and Officers.

Delaware Registrants

      The following registrants are, as specified below, corporations, limited liability companies or limited partnerships organized under the laws of the State of Delaware: Gaylord Entertainment Company (the “Company”), Gaylord Creative Group, Inc., Gaylord Investments, Inc., Gaylord Program Services, Inc., Opryland Attractions, Inc., Opryland Theatricals, Inc., ResortQuest International, Inc., Base Mountain Properties, Inc., Coastal Resorts Management, Inc., Coates, Reid & Waldron, Inc., CRW Property Management, Inc., Exclusive Vacation Properties, Inc., High Country Resorts, Inc., K-T-F Acquisition Co., Mountain Valley Properties, Inc., Plantation Resort Management, Inc., ResortQuest Hilton Head, Inc., Ridgepine, Inc., Scottsdale Resort Accommodations, Inc. and Steamboat Premier Properties, Inc. (the “Delaware Corporate Registrants”) and CCK Holdings, LLC, Gaylord Hotels, LLC, OLH Holdings, LLC, Opryland Hotel-Texas, LLC, Coastal Resorts Realty, LLC, and ResortQuest Southwest Florida, LLC (the “Delaware LLC Registrants”), and Opryland Hotel-Texas Limited Partnership (the “Delaware LP Registrant”).

      Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses, (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of

Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 18-108 of the Delaware Limited Liability Company Act, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any all claims and demands whatsoever. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, or the LP Act, empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

      Pursuant to authority conferred by Delaware law, the Delaware Corporate Registrants’ certificates of incorporation, the Delaware LLC Registrants’ certificates of formation and the Delaware Limited Partnership’s limited partnership agreement, contain provisions providing that no director, manager or limited partner, as the case may be, shall be liable to it or its stockholders, members or partners, as the case may be, for monetary damages for breach of fiduciary duty as a director, member or partner, as the case may be, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director, member or limited partner might incur personal liability to the Company or its stockholders, members or partners for breach of the duty of care.

      The Delaware Corporate Registrants’ certificates of incorporation and bylaws, the Delaware LLC Registrants’ certificates of formation and limited liability company agreements and the Delaware LP Registrant’s limited partnership agreement contain provisions requiring Gaylord to indemnify and advance expenses to its directors, members or limited partners, as the case may be, and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each registrant’s officers and directors, members, and limited partners, as the case may be, against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member, partner or officer in defense of any such lawsuit or proceeding if the director, member, partner or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director, member, limited partner or officer is not adjudged to be liable to the company.

      The Delaware Corporate Registrants, the Delaware LLC Registrants and the Delaware LP Registrant maintain insurance on behalf of any person who is or was its director, member, limited partner or officer, or is now or was serving at the request of the applicable registrant as a director, member, limited partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not any registrant would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws, limited liability company agreement or limited partnership agreement.

California Registrant

      Cove Management Services, Inc. (“Cove Management”) is a corporation incorporated under the laws of the State of California. Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents of a California corporation in substantially the same manner and to same extent as Section 145, inter alia, of the Delaware General Corporation Law as previously described applies to Delaware corporations except that: (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation; (ii) the Delaware General Corporation Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors; (iii) in a case of stockholders’ approval of indemnification, the California Corporations Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person; and (iv) the California Corporations Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware General Corporation Law permits the directors in any circumstances to appoint counsel to undertake such determination.

      Section 317 of the California Corporations Code provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. Cove Management’s articles of incorporation and bylaws provide that the corporation will indemnify its directors and officers to the fullest extent not prohibited by the California Corporation Code.

      Cove Management maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of Cove Management as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cove Management would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Colorado Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Colorado: Accommodations Center, Inc., Collection of Fine Properties, Inc., Columbine Management Company, First Resort Software, Inc., Houston and O’Leary Company, Telluride Resort Accommodations, Inc. and Ten Mile Holdings, Ltd. (the “Colorado Corporate Registrants”) and Peak Ski Rentals, LLC (“Peak Ski”).

      Section 7-109-102 of the Colorado Business Corporation Act specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person’s “official capacity,” the Colorado Business Corporation Act generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation’s best interests. In criminal actions or proceedings, the Colorado Business Corporation Act imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses occurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding. Section 7-80-410 of the Colorado Limited Liability Company Act provides that a limited liability company shall indemnify every member and manager, and in the case of any other person, may indemnify, in respect of payments made and personal liabilities reasonably incurred by that member or manager in the ordinary and proper conduct of the limited liability company’s business or for the preservation of the limited liability company’s business or property.

      The Colorado Corporate Registrants’ articles of incorporation and bylaws, and Peak Ski’s articles of organization and operating agreement, contain provisions requiring each registrant to indemnify and advance expenses to, its directors, members, or officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors or members against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member or officer in defense of any such lawsuit or proceeding if the director, member or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member or officer is not adjudged to be liable to the company.

      The Colorado Corporate Registrants and Peak Ski maintain insurance on behalf of any person who is or was its director, member or limited partner or officer, or is now or was serving at the request of the applicable company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not any company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Florida Registrants

      The following registrants are corporations, limited liability companies or limited partnerships (as specified below) organized under the laws of the State of Florida: Abbott Realty Services, Inc. and The Tops’l Group, Inc. (the “Florida Corporate Registrants”), Abbott & Andrews Realty, LLC, Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC, Styles Estates, LLC and Tops’l Club of NW Florida, LLC (the “Florida LLC Registrants”) and Opryland Hotel-Florida Limited Partnership (the “Florida LP Registrant”).

      Section 607.0850 of the Florida Business Corporation Act generally provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 608.4229 of the Florida Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of s. 608.426 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

      The Florida Corporate Registrants’ articles of incorporation and bylaws, the Florida LLC Registrants’ articles of organization and limited liability company declaration, and the Florida LP Registrant’s limited partnership agreement, contain provisions requiring each respective company to indemnify and advance expenses to its directors, members, partners and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors, members and partners against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member, partner or officer in defense of any such lawsuit or proceeding if the director, member, partner or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member, partner or officer is not adjudged to be liable to company.

      The Florida Corporate Registrants, the Florida LLC Registrants, and the Florida LP Registrant, maintain insurance on behalf of any person who is or was its director, member, partner or officer, or is now or was serving at the request of the company as a director, member, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws, limited liability company declaration or limited partnership agreement.

Georgia Registrant

      THE Management Company and Trupp-Hodnett Enterprises, Inc. (the “Georgia Registrants”) are both incorporated under the laws of the State of Georgia.

      Sections 14-2-852 through 857 of the Georgia Business Corporation Code generally permit a corporation to indemnify any director, officer or other person who is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      The Georgia Registrants’ articles of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to company.

      The Georgia Registrants maintain insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Hawaii Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Hawaii: Maui Condominium and Home Realty, Inc., REP Holdings, Ltd., and RQI Holdings, Ltd. (the “Hawaii Corporate Registrants.”) and Office and Storage LLC and ResortQuest Hawaii, LLC (the “Hawaii LLC Registrants”).

      Section 414-242 through 246 of the Hawaii Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if: the individual conducted the individual’s self in good faith and the individual reasonably believed: (i) in the case of conduct of official capacity, that the individual’s conduct was in the best interests of the corporation; and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Furthermore, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      The Hawaii Corporate Registrants’ articles of incorporation and bylaws, and the Hawaii LLC Registrants’ articles of organization and operating agreement, contain provisions requiring each company to indemnify and advance expenses to its directors, members and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors and members against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member or officer in defense of any such lawsuit or proceeding if the director, member or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member or officer is not adjudged to be liable to the company.

      The Hawaii Corporate Registrants and the Hawaii LLC Registrants maintain insurance on behalf of any person who is or was its director, member or officer, or is now or was serving at the request of each respective company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Massachusetts Registrant

      The Maury People, Inc. (the “MP, Inc.”) is a corporation incorporated under the laws of the Commonwealth of Massachusetts.

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts generally provides that a corporation may indemnify its directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of a corporation.

      MP, Inc.’s articles of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to the company.

      MP, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Massachusetts Registrant would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Montana Registrant

      Ryan’s Golden Eagle Management, Inc. (the “RGEM, Inc.”) is a corporation incorporated under the laws of the State of Montana.

      Section 35-1-452 of the Montana Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; (b) he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

      RGEM, Inc.’s certificate of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for RGEM, Inc.’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to the company.

      RGEM, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request RGEM, Inc. as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not RGEM, Inc. would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

North Carolina Registrants

      B&B on the Beach, Inc., Brindley & Brindley Realty & Development, Inc. and R&R Resort Rental Properties, Inc. (the “North Carolina Registrants”) are all corporations incorporated under the laws of the State of North Carolina.

      Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit indemnification of a corporation’s directors and officers in a variety of circumstances.

      The North Carolina Registrants’ articles of incorporation and bylaws contain provisions requiring each company to indemnify and advance expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to company.

      The North Carolina Registrants maintain insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of each respective company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Tennessee Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Tennessee: Grand Ole Opry Tours, Inc., Opryland Productions, Inc. and

Wildhorse Saloon Entertainment Ventures, Inc. (the “Tennessee Corporate Registrants”) and Opryland Hospitality, LLC and Resort Rental Vacations, LLC (the “Tennessee LLC Registrants”).

      The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

      The charter and bylaws of each of the Tennessee Corporate Registrants provide that such registrant shall indemnify its officers and directors to the fullest extent allowed by the TBCA. In addition, the bylaws of each of the Tennessee Corporate Registrants authorize the corporation to purchase and maintain insurance for any individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation’s board of directors or its president as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

      Section 48-243-101 of the Tennessee Limited Liability Company Act provides that a limited liability company may indemnify governors, officers and members of the limited liability company against liability if (1) the individual acted in good faith and (2) reasonably believed that such individual’s conduct in his or her official capacity was in the best interest of the limited liability company and in all other cases that such individual’s conduct was at least not opposed to the best interests of the limited liability company and (3) in a criminal proceeding, the individual had no cause to believe such individual’s conduct was unlawful. Section 48-243-101(b) also provides that unless otherwise provided by its articles of organization, a limited liability company may not indemnify a responsible person in connection with a proceeding to which the responsible person was adjudged liable to the limited liability company or in connection with a proceeding whereby such responsible person is adjudged liable to the limited liability company for receiving an improper personal benefit. Section 48-243-101(c) provides that unless otherwise provided by its articles of organization, a limited liability company shall indemnify a responsible person who was wholly successful in the defense of a proceeding against that person as a responsible person for the limited liability company. Section 48-243-101(h) authorizes a limited liability company to purchase and maintain insurance on behalf of any person who is or was a responsible person, manager, employee, independent contractor, or agent of the limited liability company, or who while a responsible person, manager, employee, independent contractor, or agent of the limited liability company, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the limited liability company would otherwise have the power to indemnify him under Section 48-243-101(b) — (c). Section 48-243-101(i) prohibits indemnification if a responsible person is adjudged liable for a breach of the duty of loyalty to the limited liability company or its members or for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law. The articles of organization and the operating agreements of the Tennessee LLC Registrants provide that the Tennessee LLC Registrants shall indemnify its member and all of its officers to the fullest extent of and in accordance with the Tennessee Limited Liability Company Act.

      The Tennessee Corporate Registrants and the Tennessee LLC Registrants maintain insurance on behalf of any person who is or was its director, member or officer, or is now or was serving at the request of each respective company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Texas Registrant

      Corporate Magic, Inc. (“Corporate Magic”) is a corporation incorporated under the laws of the State of Texas.

      Article 2.02-1 of the Texas Business Corporation Act permits Corporate Magic, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Corporate Magic against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of Corporate Magic.

      Corporate Magic maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of Corporate Magic as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Corporate Magic would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Utah Registrant

      Resort Property Management, Inc. (the “RPM, Inc.”) is a corporation incorporated under the laws of the State of Utah.

      Sections 16-10a-902 and 16-10a-907 of the Utah Revised Business Corporation Act provide that a corporation may indemnify its directors and officers who are made parties to a legal proceeding because of their positions with the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith, the individual reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the Utah Revised Business Corporation Act, RPM, Inc. may not indemnify its directors or officers in connection with a proceeding by, or in the right of, RPM, Inc. in which the individual was adjudged liable to it or in any proceeding in which the individual was adjudged liable on the basis that he derived an improper personal benefit.

      RPM, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of RPM, Inc. as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not RPM, Inc. would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Item 16.	Exhibits.

(a)	The following exhibits are filed herewith, are incorporated herein by reference or were previously filed:

Exhibit
Number	Description

1.1	Form of Underwriting Agreement**
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated October 7, 1997 (File No. 1-13079)).
3.2	Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
3.3	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10, as amended (File No. 1-13079)).
3.4	Certificate of Formation of CCK Holdings, LLC*
3.5	Amended and Restated Limited Liability Company Agreement of CCK Holdings, LLC*
3.6	Articles of Incorporation of Corporate Magic, Inc.*
3.7	Bylaws of Corporate Magic, Inc.*
3.8	Certificate of Incorporation of Gaylord Creative Group, Inc. (Restated for purposes of EDGAR)*
3.9	Form of Bylaws of Gaylord Creative Group, Inc. Gaylord Investments, Inc., Gaylord Program Services, Inc., Opryland Attractions, Inc. and Opryland Theatricals, Inc.*
3.10	Certificate of Formation of Gaylord Hotels, LLC (restated for purposes of EDGAR)*
3.11	Amended and Restated Limited Liability Company Agreement of Gaylord Hotels, LLC*
3.12	Certificate of Incorporation of Gaylord Investments, Inc.*
3.13	Certificate of Incorporation of Gaylord Program Services, Inc. (restated for purposes of EDGAR)*
3.14	Charter of Grand Ole Opry Tours, Inc.*
3.15	Form of Bylaws of Grand Ole Opry Tours, Inc., Opryland Productions, Inc. and Wildhorse Saloon Entertainment Ventures, Inc.*
3.16	General Partnership Agreement of OLH, G.P. (restated for purposes of EDGAR)*
3.17	Certificate of Formation of OLH Holdings, LLC*
3.18	Limited Liability Company Agreement of OLH Holdings, LLC*
3.19	Certificate of Incorporation of Opryland Attractions, Inc. (restated for purposes of EDGAR)*
3.20	Articles of Organization of Opryland Hospitality, LLC (restated for purposes of EDGAR)*
3.21	Operating Agreement of Opryland Hospitality, LLC (restated for purposes of EDGAR)*
3.22	Certificate of Formation of Opryland Hotel-Texas, LLC*
3.23	Operating Agreement of Opryland Hotel-Texas, LLC (restated for purposes of EDGAR)*
3.24	Certificate of Limited Partnership of Opryland Hotel-Florida Limited Partnership (restated for purposes of EDGAR)*
3.25	Limited Partnership Agreement of Opryland Hotel-Florida Limited Partnership (restated for purposes of EDGAR)*
3.26	Certificate of Limited Partnership of Opryland Hotel-Texas Limited Partnership*
3.27	Limited Partnership Agreement of Opryland Hotel-Texas Limited Partnership*
3.28	Charter of Opryland Productions, Inc. (restated for purposes of EDGAR)*
3.29	Certificate of Incorporation of Opryland Theatricals, Inc.*
3.30	Charter of Wildhorse Saloon Entertainment Ventures, Inc. (restated for purposes of EDGAR)*
3.31	Certificate of Incorporation of ResortQuest International, Inc.*
3.32	Bylaws of ResortQuest International, Inc.*

Exhibit
Number	Description

3.33	Form of Articles of Organization of Abbott & Andrews Realty, LLC, Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC, Styles Estates, LLC and Tops’l Club of NW Florida, LLC*
3.34	Form of Limited Liability Company Declaration of Abbott & Andrews Realty, LLC and Tops’l Club of NW Florida, LLC*
3.35	Articles of Incorporation of Abbott Realty Services, Inc.*
3.36	Bylaws of Abbott Realty Services, Inc.*
3.37	Form of Limited Liability Company Declaration of Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC and Styles Estates, LLC*
3.38	Articles of Incorporation of Accommodations Center, Inc.*
3.39	Bylaws of Accommodations Center, Inc.*
3.40	Articles of Incorporation of B&B on the Beach, Inc.*
3.41	Bylaws of B&B on the Beach, Inc.*
3.42	Certificate of Incorporation of Base Mountain Properties, Inc. (restated for purposes of EDGAR)*
3.43	Bylaws of Base Mountain Properties, Inc.*
3.44	Articles of Incorporation of Brindley & Brindley Realty & Development, Inc.* (restated for purposes of EDGAR)
3.45	Form of Bylaws of Brindley & Brindley Realty & Development, Inc., Coastal Resorts Management, Inc., First Resort Software, Inc., Maui Condominium and Home Realty, Inc., Telluride Resort Accommodations, Inc., THE Management Company, The Maury People, Inc., and Trupp-Hodnett Enterprises, Inc.*
3.46	Certificate of Incorporation of Coastal Resorts Management, Inc. (restated for purposes of EDGAR)*
3.47	Certificate of Formation of Coastal Resorts Realty LLC (restated for purposes of EDGAR)*
3.48	Amended and Restated Limited Liability Company Agreement of Coastal Resorts Realty LLC (restated for purposes of EDGAR)*
3.49	Certificate of Incorporation of Coates, Reid & Waldron, Inc.* (restated for purposes of EDGAR)
3.50	Form of Bylaws of Coates, Reid & Waldron, Inc., Exclusive Vacation Properties, Inc. and Steamboat Premier Properties, Inc.*
3.51	Articles of Incorporation of Collection of Fine Properties, Inc. (restated for purposes of EDGAR)*
3.52	Bylaws of Collection of Fine Properties, Inc.*
3.53	Articles of Incorporation of Columbine Management Company (restated for purposes of EDGAR)*
3.54	Bylaws of Columbine Management Company*
3.55	Articles of Incorporation of Cove Management Services, Inc.*
3.56	Bylaws of Cove Management Services, Inc.*
3.57	Certificate of Incorporation of CRW Property Management, Inc. (restated for purposes of EDGAR)*
3.58	Form of Bylaws of CRW Property Management, Inc. and K-T-F Acquisition Co.* (restated for purposes of EDGAR)
3.59	Certificate of Incorporation of Exclusive Vacation Properties, Inc.* (restated for purposes of EDGAR)
3.60	Articles of Incorporation of First Resort Software, Inc.* (restated for purposes of EDGAR)
3.61	Certificate of Incorporation of High Country Resorts, Inc.* (restated for purposes of EDGAR)
3.62	Form of Bylaws of High Country Resorts, Inc., Plantation Resort Management, Inc., Ridgepine, Inc. and Scottsdale Resort Accommodations, Inc.*

Exhibit
Number	Description

3.63	Amended and Restated Articles of Incorporation of Houston and O’Leary Company (restated for purposes of EDGAR)*
3.64	Bylaws of Houston and O’Leary Company*
3.65	Certificate of Incorporation of K-T-F Acquisition Co.*
3.66	Articles of Incorporation of Maui Condominium and Home Realty, Inc.*
3.67	Certificate of Incorporation of Mountain Valley Properties, Inc.* (restated for purposes of EDGAR)
3.68	Bylaws of Mountain Valley Properties, Inc.*
3.69	Articles of Organization of Office & Storage LLC*
3.70	Operating Agreement of Office and Storage LLC*
3.71	Articles of Organization of Peak Ski Rentals LLC* (restated for purposes of EDGAR)
3.72	Operating Agreement of Peak Ski Rentals LLC*
3.73	Certificate of Incorporation of Plantation Resort Management, Inc.* (restated for purposes of EDGAR)
3.74	Articles of Incorporation of R&R Resort Rental Properties, Inc.*
3.75	Bylaws of R&R Resort Rental Properties, Inc.*
3.76	Articles of Incorporation of REP Holdings, LTD.*
3.77	Bylaws of REP Holdings, LTD.*
3.78	Articles of Incorporation of Resort Property Management, Inc.*
3.79	Bylaws of Resort Property Management, Inc.*
3.80	Articles of Organization of Resort Rental Vacations, LLC*
3.81	Operating Agreement of Resort Rental Vacations, LLC*
3.82	Articles of Organization of ResortQuest Hawaii, LLC*
3.83	Operating Agreement of ResortQuest Hawaii, LLC*
3.84	Certificate of Incorporation of ResortQuest Hilton Head, Inc.* (restated for purposes of EDGAR)
3.85	Bylaws of ResortQuest Hilton Head, Inc.*
3.86	Certificate of Formation of ResortQuest Southwest Florida, LLC* (restated for purposes of EDGAR)
3.87	Operating Agreement of ResortQuest Southwest Florida, LLC*
3.88	Certificate of Incorporation of Ridgepine, Inc.* (restated for purposes of EDGAR)
3.89	Articles of Incorporation of RQI Holdings, Ltd.*
3.90	Bylaws of RQI Holdings, Ltd.*
3.91	Certificate of Incorporation of Ryan’s Golden Eagle Management, Inc. (restated for purposes of EDGAR)*
3.92	Bylaws of Ryan’s Golden Eagle Management, Inc.*
3.93	Certificate of Incorporation of Scottsdale Resort Accommodations, Inc.* (restated for purposes of EDGAR)
3.94	Certificate of Incorporation of Steamboat Premier Properties, Inc.* (restated for purposes of EDGAR)
3.95	Amended and Restated Articles of Incorporation of Telluride Resort Accommodations, Inc.*
3.96	Articles of Incorporation of Ten Mile Holdings, Ltd.*
3.97	Bylaws of Ten Mile Holdings, Ltd.*
3.98	Articles of Incorporation of THE Management Company* (restated for purposes of EDGAR)
3.99	Articles of Organization of The Maury People, Inc.*
3.100	Articles of Incorporation of The Tops’l Group, Inc.*
3.101	By-laws of The Tops’l Group, Inc.*

Exhibit
Number	Description

3.102	Articles of Incorporation of Trupp-Hodnett Enterprises, Inc.* (restated for purposes of EDGAR)
4.1	Form of Indenture***
4.2	Form of Debt Security**
4.3	Form of Stock Certificate**
5.1	Opinion of Bass, Berry & Sims PLC
5.2	Opinion of Carter R. Todd, Esq.***
8.1	Tax Matters Opinion of Bass, Berry & Sims PLC**
12.1	Statement Regarding Computation of Ratios***
23.1	Consent of Ernst & Young LLP (for Gaylord)***
23.2	Consent of Deloitte & Touche LLP***
23.3	Consent of Bass, Berry & Sims PLC (included in exhibit 5.1)
23.4	Consent of Carter R. Todd, Esq. (included in Exhibit 5.2)
24.1	Power of Attorney for Gaylord and each Co-Registrant (contained on signature page)***
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association***

*	Incorporated by reference to exhibits (with same numbers) to Gaylord’s Form S-4 filed with the Commission on January 9, 2004.

**	To be incorporated by reference herein in connection with the offering of each series of securities.

***	Previously filed.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004. The following signatures are also on behalf of the registrant as general partner of the following co-registrants: OLH, GP, Opryland Hotel-Florida Limited Partnership and Opryland Hotel-Texas Limited Partnership.

GAYLORD ENTERTAINMENT COMPANY

By:	/s/ CARTER R. TODD

Carter R. Todd

Senior Vice President, Secretary and

General Counsel

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Michael D. Rose	Chairman of the Board	April 27, 2004

* E. K. Gaylord II	Director	April 27, 2004

* Robert P. Bowen	Director	April 27, 2004

* Laurence S. Geller	Director	April 27, 2004

* E. Gordon Gee	Director	April 27, 2004

* Ralph Horn	Director	April 27, 2004

Michael I. Roth	Director

* Colin V. Reed	Director, President and Chief Executive Officer (Principal Executive Officer)	April 27, 2004

Signature	Title	Date

* David C. Kloeppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2004

* Rod Connor	Senior Vice President, Chief Administrative Officer, and Assistant Secretary (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

CCK HOLDINGS, LLC

CORPORATE MAGIC, INC.
GAYLORD CREATIVE GROUP, INC.
GAYLORD HOTELS, LLC
GAYLORD INVESTMENTS, INC.
GAYLORD PROGRAM SERVICES, INC.
GRAND OLE OPRY TOURS, INC.
OLH HOLDINGS, LLC
OPRYLAND ATTRACTIONS, INC.
OPRYLAND HOSPITALITY, LLC.
OPRYLAND HOTEL TEXAS, LLC
OPRYLAND PRODUCTIONS, INC.
OPRYLAND THEATRICALS, INC.
WILDHORSE SALOON ENTERTAINMENT
     VENTURES, INC.
RESORT RENTAL VACATIONS, LLC

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to its Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

RESORTQUEST INTERNATIONAL, INC.

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President and Director	April 27, 2004

* David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

OLH, G.P.	OPRYLAND HOTEL-TEXAS LIMITED PARTNERSHIP
OPRYLAND HOTEL-FLORIDA LIMITED PARTNERSHIP

By:	GAYLORD ENTERTAINMENT COMPANY,

as General Partner

By:	*

David C. Kloeppel
Executive Vice President and Chief
Financial Officer

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to their Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	Director, President and Chief Executive Officer (Principal Executive Officer)**	April 27, 2004

* David C. Kloeppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)**	April 27, 2004

* Rod Connor	Senior Vice President, Chief Administrative Officer, and Assistant Secretary (Principal Accounting Officer)**	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

**	of Gaylord Entertainment Company, the general partner of the registrants listed above.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

ABBOTT & ANDREWS REALTY, LLC
ADVANTAGE VACATION HOMES BY STYLES, LLC
B&B ON THE BEACH, INC.
BASE MOUNTAIN PROPERTIES, INC.
BLUEBILL PROPERTIES, LLC
BRINDLEY & BRINDLEY REALTY & DEVELOPMENT,
  INC.
COASTAL REAL ESTATE SALES, LLC
COASTAL RESORTS MANAGEMENT, INC.
COASTAL RESORTS REALTY LLC
COATES, REID & WALDRON, INC.
COLLECTION OF FINE PROPERTIES, INC.
COVE MANAGEMENT SERVICES INC.
CRW PROPERTY MANAGEMENT, INC.
EXCLUSIVE VACATION PROPERTIES, INC.
HIGH COUNTRY RESORTS, INC.
HOUSTON AND O’LEARY COMPANY
K-T-F ACQUISITION CO.	MOUNTAIN VALLEY PROPERTIES, INC.
PEAK SKI RENTALS LLC
PLANTATION RESORT MANAGEMENT, INC.
PRISCILLA MURPHY REALTY, LLC
R&R RESORT RENTAL PROPERTIES, INC.
RESORT PROPERTY MANAGEMENT, INC.
RESORTQUEST HILTON HEAD, INC.
RIDGEPINE, INC.
RYAN’S GOLDEN EAGLE MANAGEMENT, INC.
SCOTTSDALE RESORT ACCOMMODATION, INC.
STEAMBOAT PREMIER PROPERTIES, INC.
STYLES ESTATES, LLC
TEN MILE HOLDINGS, LTD.
THE MANAGEMENT COMPANY
THE MAURY PEOPLE, INC.
THE TOPS’L GROUP, INC.
TOPS’L CLUB OF NW FLORIDA, LLC
TRUPP-HODNETT ENTERPRISES, INC.

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to their Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

ABBOTT REALTY SERVICES, INC.	ABBOTT RESORTS, LLC

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to their Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

ACCOMMODATIONS CENTER, INC. FIRST RESORT SOFTWARE, INC.	RESORTQUEST SOUTHWEST FLORIDA, LLC TELLURIDE RESORT ACCOMMODATIONS, INC.

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to their Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President and Chief Executive Officer (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

RESORTQUEST HAWAII, LLC
RQI HOLDINGS, LTD.

By:	*

Rod Connor
Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to their Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Kelvin Bloom	President and Director (Principal Executive Officer)	April 27, 2004

* Beverly Kirk	Vice President, Secretary and Director	April 27, 2004

* Rod Connor	Vice President (Principal Financial and Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

COLUMBINE MANAGEMENT COMPANY

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, the Registrants below have duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

MAUI CONDOMINIUM AND HOME REALTY, INC.

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	President and Chief Executive Officer (Principal Executive Officer)	April 27, 2004

* David C. Kloeppel	Executive Vice President and (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* Paul Dobson	Director	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

OFFICE AND STORAGE LLC

By:	*

David C. Kloeppel
Manager

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* David C. Kloeppel	Manager (Principal Executive and Financial Officer)	April 27, 2004

* John D. Kloninger	Manager	April 27, 2004

* Rod Connor	Principal Accounting Officer	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of April, 2004.

REP HOLDINGS, LTD.

By:	*

David C. Kloeppel
Executive Vice President

April 27, 2004

      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Colin V. Reed	Chief Executive Officer (Principal Executive Officer)	April 27, 2004

* Kelvin Bloom	President and Director	April 27, 2004

* David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	April 27, 2004

* Rod Connor	Vice President (Principal Accounting Officer)	April 27, 2004

* /s/ CARTER R. TODD Carter R. Todd Attorney-in-Fact